Exhibit 2.1

MERGER AGREEMENT

dated

July 22, 2024

by and among

Cyabra Strategy Ltd.,

Trailblazer Merger Corporation I,

Trailblazer Holdings, Inc.,

and

Trailblazer Merger Sub Ltd.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A	–	Form of Parent Certificate of Incorporation
Exhibit B	–	Form of Parent Bylaws
Exhibit C	–	Form of Company Support Agreement
Exhibit D	–	Form of Parent Support Agreement
Exhibit E	–	Form of Lock-Up Agreement
Exhibit F	–	Form of Registration Rights Agreement
Exhibit G	–	Form of Parent Equity Incentive Plan
Exhibit H	–	Tax Declaration

-iv-

MERGER AGREEMENT

MERGER AGREEMENT dated as of July 22, 2024 (this “Agreement”), by and among Cyabra Strategy Ltd., a private company organized in Israel (the “Company”), Trailblazer Merger Corporation I, a Delaware corporation (“Parent”), Trailblazer Holdings, Inc., a Delaware corporation (“Holdings”), and Trailblazer Merger Sub, Ltd., an Israeli company (“Merger Sub” and together with the Company, Parent and Holdings, the “Parties” and each, a “Party”).

W I T N E S E T H:

A. The Company protects companies and the public sector by exposing malicious actors, disinformation, bot networks, and GenAI content, disrupting online threats and mitigating against fake campaigns (the “Business”);

B. Parent is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the Merger (as defined below);

C. Holdings is a wholly owned Subsidiary of Parent. At least one day prior to the Closing Date (as defined below) and on the terms and conditions of this Agreement, Parent shall merge with and into Holdings, with Holdings being the surviving entity (the “Parent Merger” and all references to Parent subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger);

D. Upon the terms and subject to the conditions of this Agreement (i) the Parties wish to effect a merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law, following which Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement (the “Surviving Corporation”);

E. In connection with the Merger, each Company Capital Share issued and outstanding immediately prior to the Effective Time will be deemed to have been transferred to Parent in exchange for the right to receive its respective portion of the Aggregate Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law;

F. Concurrently with the Merger, Parent shall (i) file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws (in substantially the forms attached as Exhibit A and Exhibit B hereto, respectively, with such changes as may be agreed in writing by Parent and the Company), and (ii) will change its name to “Cyabra, Inc.”;

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Shareholders are entering into and delivering the Company Support Agreement, substantially in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which each such Company Shareholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

H. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and certain other stockholders of Parent are entering into and delivering the Parent Support Agreement, substantially in the form attached hereto as Exhibit D (the “Parent Support Agreement”), pursuant to which the Sponsor and each such Parent stockholder have agreed (i) not to transfer or redeem any Parent Common Stock held by such Parent stockholder, and (ii) to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby at the Parent Stockholder Meeting;

I. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company, entering into this Agreement, the Sponsor or its Affiliates will provide to the Company a loan in an aggregate amount of $3,000,000 in the form of convertible promissory notes, upon terms which shall be mutually agreed upon among the parties, (collectively, the “2024 Convertible Notes”) provided that the Company will have the ability to raise up to an additional $3,000,000 (for a total of $6,000,000) pursuant to the terms of the 2024 Convertible Notes until the earlier of (i) three months from the date hereof or (ii) the filing by Parent or Holdings of the initial Registration Statement;

J. In connection with the transactions contemplated by this Agreement, Parent will enter into subscription agreements, in the form and substance as reasonably agreed upon by Parent and the Company (the “Subscription Agreements”), with certain investors providing for aggregate investments in the amount of no less than $6,000,000 in Parent Common Stock, except as otherwise set forth in Section 8.8 of this Agreement, in a private placement which will close concurrently with the Closing (the “PIPE Investment”);

K. Each of the Parties hereto intends that, for United States federal and applicable state income tax purposes, (i) the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent and Holdings are to be parties under Section 368(b) of the Code (the “Parent Merger Intended Tax Treatment”) and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Merger Sub and the Company are to be parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment”), and this Agreement is intended to constitute a “Plan of Reorganization” with respect to each of the Parent Merger and the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder; and

L. The Boards of Directors of each of the Company, Parent and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Parent Merger and the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective shareholders, (iii) determined that considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, and (iv) resolved to recommend that their respective shareholders approve the Merger and such other transactions contemplated hereby and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and resolved, in the case of Parent, to recommend that its shareholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions.

“102 Company Trustee” means the trustee appointed by Company in accordance with the provisions of the Ordinance and approved by the ITA to hold 102 Options granted under Equity Incentive Plan.

“102 Option” means any Company Option that was intended to be granted and taxed pursuant to Section 102(b)(2) or Section 102(b)(3) of the Ordinance.

“102 Parent Trustee” means the trustee appointed by Parent in accordance with the provisions of the Ordinance and approved by the ITA to hold the Converted Stock Options granted in exchange of the 102 Options, and the Parent Common Stock issued in exchange of 102 Shares under the Parent Equity Incentive Plan.

“102 Shares” means Company Ordinary Shares which have been issued pursuant to the exercise of a 102 Option.

“102 Trust Period” means the minimum trust period required by the capital gains track of Section 102(b)(2) of the Ordinance.

“2024 Convertible Notes” has the meaning specified in the recitals to this Agreement.

“3(i) Option” means any Company Option that was intended to be granted and taxed pursuant to Section 3(i) of the Ordinance.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Aggregate Fully Diluted Company Ordinary Shares” means the sum, without duplication, of (a) all Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares); plus (b) the aggregate number of Company Ordinary Shares issuable upon conversion of all Company Preferred Shares that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of Company Ordinary Shares issuable upon full exercise of all Company Options (whether vested or unvested); plus (d) the aggregate number of Company Ordinary Shares or Preferred Shares issuable upon full conversion of all Company Convertible Notes and Company Warrants that are outstanding immediately prior to the Effective Time; plus (e) the aggregate number of Company Ordinary Shares issuable upon full conversion, exercise or exchange of any other securities of the Company outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable for Company Ordinary Shares.

“Aggregate Merger Consideration” means a number of shares of Parent Common Stock and Parent Preferred Stock equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Ancillary Agreements” means the Company Support Agreement, the Parent Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Parent Equity Incentive Plan and the 2024 Convertible Notes.

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act and the Israeli Competition Law.

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of March 31, 2024.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Purchase Price” means $70,000,000.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Tel-Aviv, Israel are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York or Tel-Aviv, Israel are generally open for use by customers on such day.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change in Control” means (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity interests that represent more than 50% of the total voting power of Parent or (b) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity interests of Parent (or any successor to Parent) immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 2.7.

“Closing Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Closing Date” has the meaning set forth in Section 2.7.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Law” has the meaning set forth in Section 2.2

“Company” has the meaning set forth in the preamble.

“Company Articles” means the Amended and Restated Articles of Association of the Company dated June 4, 2023.

“Company Capital Shares” means Company Ordinary Shares and Company Preferred Shares.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Convertible Notes” means the promissory notes of the Company set forth on Schedule 1.1(a) hereto and the 2024 Convertible Notes.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to the Company Group.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) (other than the last sentence of Section 4.5(a)) and Section 4.5(b) (Capitalization) and Section 4.23 (Finders’ Fees).

“Company Group” has the meaning set forth in Section 4.1.

“Company Information Systems” has the meaning set forth in Section 4.17(p).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to the Company Group or that the Company Group otherwise has a right to use or purports to have a right to use.

“Company Option” means each option (whether vested or unvested) to purchase Company Capital Shares granted, and that remains outstanding, under the Equity Incentive Plan, including without limitation, any 102 Options, the 3(i) Options, Nonqualified Stock Options and Incentive Stock Options.

“Company Ordinary Shares” means the ordinary shares of the Company, NIS 0.01 par value per share.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Company Preferred Shares” means the Series A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series A-3 Preferred Shares of the Company.

“Company Securityholder” means each Person who holds the Company Capital Shares and the Company Options.

“Company Shareholder Approval” has the meaning set forth in Section 4.2(b).

“Company Shareholders” means, at any given time, the holders of Company Capital Shares.

“Company Stock Certificate” has the meaning set forth in Section 2.11.

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrant” means a warrant issued by the Company entitling the holder thereof to purchase Company Capital Shares in accordance with the terms and conditions of the applicable warrant agreement(s).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public, including any Intellectual Property, that the Company has sought to maintain as confidential or proprietary.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 1, 2023, by and between the Company and Parent.

“Contractor” has the meaning set forth in Section 4.18(l).

“Contracts” means the Lease and all other written contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means, the ratio (rounded to four decimal places), equal to the quotient obtained by dividing (a) the number of shares of Parent Common Stock constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Ordinary Shares.

“Converted Stock Option” has the meaning set forth in Section 3.2(a).

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Covered Seller” has the meaning set forth in Section 6.10(b).

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, governmental Order, Action, directive, guidelines or recommendations promulgated by any Authority that has jurisdiction over the Company, Parent or their Subsidiaries, as applicable, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder, including the Israeli Protection of Privacy Law, 1981, regulations enacted thereunder, including (without limitation) Israel’s Protection of Privacy Regulations (Data Security), 2017 and Israel’s Protection of Privacy Regulations (Transfer of Data to Databases Outside the State’s Borders), 2001, guidelines, directives and opinions issued by the Israeli Protection of Privacy Authority and/or any other competent governmental or regulatory authority to which the Company and/or any Company Subsidiary are subject to, including, and only as applicable, the Israeli Patient’s Rights Law, 1996, Section 30A to the Israeli Telecommunications Law (Broadcasts and Transmissions), Section 16B and 16C of the Israeli Consumer Protection Law, 1981 (and the regulations enacted thereunder), the Federal Trade Commission Act, California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA) and all other applicable U.S. Data Protection Laws, GDPR, and any and all other applicable Laws relating to Personal Information, Processing of Personal Information, data security and breach notification with respect to Personal Information.

“DGCL” means the Delaware General Corporation Law.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Earnout Event(s)” has the meaning set forth in Section 3.6(a)(iii).

“Earnout Securityholders” has the meaning set forth in Section 3.6(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2020 Share Option Plan and its US addendum.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Exchange Tax Ruling” has the meaning set forth in Section 6.10(b).

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) any changes in applicable Laws (including any COVID-19 Measures) or accounting rules (including U.S. or Israeli GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures) or the worsening thereof; or (i) any failure by a Party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Excluded Shares” means all Company Capital Shares owned by the Company, any Company Subsidiary, Parent, Merger Sub or by any of their respective Subsidiaries or held in the Company’s treasury.

“First Calculation Period” has the meaning set forth in Section 3.6(a)(i).

“First Earnout Event” has the meaning set forth in 3.6(a)(i).

“Government Grant” means any grant, loan, incentive, qualification, subsidy, award, funding, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, from the government of the State of Israel or any other Authority, or judicial body thereof, any outstanding application to receive the same filed by the Company Group, including any Tax or other incentive approved for, granted to, provided or made available to, assigned to or shared with, or enjoyed by the Company Group, under the Laws of the State of Israel, and further including without limitation, by or on behalf of or under the authority of IIA, the Investment Center or the BIRD Foundation and other bi- or multi-national grant program, framework or foundation.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Holdings” has the meaning set forth in the Preamble.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Incentive Merger Consideration” means 3,000,000 shares of Parent Common Stock.

“Incentive Stock Option” or “ISO” means an option intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under Israeli GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (i) any agreement to incur any of the same.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Interim Options Tax Ruling” has the meaning set forth in Section 6.10(a).

“Interim Period” has the meaning set forth in Section 6.1(a).

“IP Contracts” means, collectively, any and all Contracts to which the Company and/or the Company Group is a party or by which any of its properties or assets are bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“ISA” means the Israel Securities Authority.

“ISA Exemption” has the meaning set forth in Section 2.12.

“ISA No-Action Application” has the meaning set forth in Section 2.12.

“ISA Options Exemption” has the meaning set forth in Section 2.12.

“ISA Options Exemption Application” has the meaning set forth in Section 2.12.

“Israeli Competition Law” means the Israeli Economic Competition Law-1988 and any rules and regulations promulgated thereunder.

“Israeli Employee” has the meaning set forth in Section 4.18(l).

“Israeli Employees’ Plan” means (i) all employee benefit plans, and (ii) all pension funds, managers insurance policies, provident funds and study fund, commission, bonus, share, share option, share purchase, restricted share, restricted share unit, equity-based incentive, cash-based incentive, retention incentive, compensatory change in control payment, profit sharing, provident fund (Keren Hishtalmut), vacation pay, paid time off, cafeteria plan, health, welfare, fringe benefit, deferred compensation, severance, employment, consulting, termination, supplemental termination pay, retirement, retiree medical or life insurance, supplemental retirement or other compensation or benefit plans, programs, policies, agreements or arrangements, whether or not written, in each case, with respect to which the Company Group has any liability (whether actual or contingent) or that are maintained, contributed to, participated in or sponsored by the Company Group for the benefit of any current or former employee, director or other individual providing services to the Company Group; but excluding compensation and benefit plans, programs and arrangements that are sponsored or maintained solely by an Authority to which the Company Group is required to contribute under applicable Law or that are mandatory under applicable Israeli labor Laws, if any.

“Israeli GAAP” means Israeli generally accepted accounting principles, consistently applied.

“Israeli Securities Law” means the Israeli Securities Law – 1968 and the regulations promulgated thereto.

“Israeli Sub-Agent” has the meaning set forth in Section 3.4(a).

“ITA” means the Israel Tax Authority.

“Key Employee” means the individuals listed on Schedule 1.1(b) or as otherwise agreed in writing by the Parties prior to the Closing.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of Arie Rabinowitz and Joseph Hammer.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1(c).

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases listed on Schedule 4.20(a), together with all fixtures and improvements erected on the premises leased thereby.

“Letter of Transmittal” has the meaning set forth in Section 3.4(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit E, restricting the sale, transfer or other disposition of Parent Common Stock received by certain of the Company Securityholders at the Closing in connection with the Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, taken as a whole, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.14(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Merger Proposal” has the meaning set forth in Section 6.6.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Ordinary Shares” has the meaning set forth in Section 5.8(b).

“Nasdaq” means The Nasdaq Stock Market LLC.

“No-Action Letter” shall mean a letter from the ISA confirming that the ISA shall not initiate proceedings in connection with the requirements of the Israeli Securities Law concerning the publication of a prospectus in respect of the Aggregate Merger Consideration to be issued to Israeli shareholders of the Parent or applicable holders of the Parent’s securities to whom the Israeli Securities Law applies, including, to the extent applicable, any holders of Converted Stock Options (an “Israeli Prospectus”).

“Nonqualified Stock Option” or “NSO” means an option not intended to qualify as an Incentive Stock Option.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Options Tax Ruling” has the meaning set forth in Section 6.10(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the Preamble. For the avoidance of doubt all references to Parent subsequent to the Parent Merger shall be intended to refer to Holdings as the survivor of the Parent Merger

“Parent Articles” means the Amended and Restated Certificate of Incorporation of Parent, as amended and as in effect on the date of this Agreement.

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Class A Common Stock” means the Class A common stock, with par value of US$0.0001, of Parent.

“Parent Class B Common Stock” means the Class B common stock, with par value of US$0.0001, of Parent.

“Parent Common Stock” means a Parent Class A Common Stock and/or a Parent Class B Common Stock, as applicable.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.7(a).

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), and Section 5.8 (Capitalization).

“Parent Merger” has the meaning specified in the recitals to this Agreement.

“Parent Merger Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Parent Parties” has the meaning set forth in Article V.

“Parent Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to the Company that is terminable “at will” without any contractual obligation on the part of the Parent or any of its Subsidiaries to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by Parent or any of its Subsidiaries, or under which Parent or any of its Subsidiaries has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Redemption Amount” has the meaning set forth in Section 6.7.

“Parent Right” means a right to receive one-tenth (1/10) of one share of Parent Class A Common Stock upon the consummation of Parent’s initial business combination that was included in the Parent Units sold in the IPO and in the Parent Units sold to the Sponsor in connection with the IPO.

“Parent Rights Agreement” means the Rights Agreement, dated as of March 28, 2023, between Parent and Continental Stock Transfer & Trust Company, as rights agent.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Stockholder Approval” means the approval in accordance with Parent’s organizational documents of those Parent Proposals identified in Section 6.5(e) at the Parent Stockholder Meeting duly called by the Board of Directors of Parent and held for such purpose.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Unit” means each unit of Parent consisting of one share of Parent Class A Common Stock and one Parent Right, which units were sold in the IPO.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Payor” has the meaning set forth in Section 3.10(a).

“PEO Plan” means a plan, program, policy or arrangement sponsored or maintained by a third party “professional employer organization”.

“Per Preferred Share Merger Consideration” has the meaning set forth in Section 3.1(b).

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Annual Financial Statements in accordance with Israeli GAAP); and (d) the Liens set forth on Schedule 1.1(e).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Pro Rata Portion” has the meaning set forth in Section 3.5(a)(viii)(F).

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” means the final prospectus of Parent, dated March 28, 2023.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“R&D Law” means the Law for the Encouragement of Research, Development and Technological Innovation, 5744-1984 and the rules and regulations promulgated thereunder;

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of the Company or a member of the Company Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registrar of Companies” has the meaning set forth in Section 2.3.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit F.

“Registration Statement” has the meaning set forth in Section 6.5(a).

“Related Party Contract” has the meaning set forth in Section 4.26.

“Representatives” means a Party’s officers, directors, Affiliates, managers, consultants, attorneys, accountants, employees, representatives and agents.

“Required Parent Proposals” has the meaning set forth in Section 6.5(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Registration Statement, including the Proxy Statement/Prospectus, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Second Calculation Period” has the meaning set forth in Section 3.6(a)(ii).

“Second Earnout Event” has the meaning set forth in Section 3.6(a)(ii).

“Section 102” means Section 102 of the Ordinance.

“Section 14 Arrangement” means the arrangement under Section 14 of the Israeli Severance Pay Law – 1963.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet websites, web content, links, source code, object code, operating systems, database, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, records, and annotations.

“Sponsor” means Trailblazer Sponsor Group, LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Declaration” has the meaning set forth in Section 3.10.

“Tax Return” means any return, information return, declaration, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. taxes imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, and other taxes (including any governmental charge, fee, levy, or custom duty imposed by such Taxing Authority that is in the nature of a tax), together with any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Third Calculation Period” has the meaning set forth in Section 3.6(a)(iii).

“Third Earnout Event” has the meaning set forth in Section 3.6(a)(iii).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Class A Common Stock is listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Parent Class A Common Stock is quoted on Nasdaq or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the Parent Class A Common Stock is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq or similar system, days on which the Parent Class A Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Parent Class A Common Stock is available.

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Trust Account” has the meaning set forth in Section 5.10.

“Trust Agreement” has the meaning set forth in Section 5.10.

“Trust Fund” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in Section 5.10.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding (including with respect to the transfer at the Closing of the applicable Parent securities to a paying agent or a trustee), issued by the ITA in customary form and substance reasonably satisfactory to Parent, that is applicable to the payments to be made pursuant to this Agreement stating that no withholding of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding (including the applicable Tax Rulings). For the avoidance of doubt, a certificate issued by the ITA under Israeli Income Tax Regulations (Withholding from Payments for Services or Assets) 5737-1977, shall be deemed a Valid Tax Certificate.

“VWAP” means the volume weighted average price.

“WARN Act” has the meaning set forth in Section 4.18(e).

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

Article II
THE MERGER

2.1 Parent Merger. Subject to receipt of the approval for the Parent Proposals, immediately prior to the Closing, Parent shall cause the Parent Merger to occur, including by (i) filing with the Secretary of State of the State of Delaware a Certificate of Merger, in form and substance reasonably acceptable to Parent and the Company (the “Parent Certificate of Merger”) and (ii) filing with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation of Parent, in substantially the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Parent and the Company). In accordance with applicable Law, the Parent Certificate of Merger shall provide that at the effective time of the Parent Merger, by virtue of the Parent Merger, and without any action on the part of any Parent Stockholder: (i) each then issued and outstanding share of common stock of Parent shall convert automatically into one share of common stock of Holdings; (ii) each then issued and outstanding Parent Right shall convert automatically into one right to acquire one tenth of one share of common stock, par value $0.0001 per share, of Holdings. After the Parent Merger, all references to Parent herein shall mean Holdings.

2.2 Merger. At the Effective Time (as defined in Section 2.3), and subject to and upon the terms and conditions of this Agreement, and in accordance with Sections 314 through 327 of the Israeli Companies Law - 5759-1999 (the “Companies Law”; which for purposes hereof shall include all rules and regulations promulgated thereof), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub (as the target company, or Chevrat Ha’Ya’ad) shall cease and the Company (as the absorbing company, or HaChevra Ha’Koletet) shall continue as the Surviving Corporation. As a result of the Merger, the Company shall (a) become a wholly owned subsidiary of Parent, (b) continue to be governed by the Laws of the State of Israel, (c) have a registered office in the State of Israel, and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub in accordance with the Companies Law, and the existing shareholders of the Company shall be entitled to the consideration in accordance with the provisions of ARTICLE IV.

2.3 Merger Effective Time. The Parties hereto shall, in coordination with each other, inform the Registrar of Companies of the State of Israel (the “Registrar of Companies”) that all conditions to the Merger under the Companies Law and this Agreement have been met (together with any other documentation required to be submitted to the Registrar of Companies, whether under this Agreement or the Merger Proposal, by the Registrar of Companies or otherwise) and setting forth the proposed date for the date of effectiveness of the Merger on which the Registrar of Companies is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the Companies Law (the “Certificate of Merger”). The Merger shall become effective upon the date set forth in the Certificate of Merger in accordance with Section 323(5) of the Companies Law (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, the parties intend that the Merger shall be declared effective and that the issuance by the Registrar of Companies of the Certificate of Merger in accordance with Section 323(5) of the Companies Law shall both occur on, or as soon as practically possible before, the Closing Date (as defined below) (but in any event no earlier than the date on which the Closing Consideration Spreadsheet shall be provided to Parent in accordance with Section 3.5 hereof).

2.4 Effect of the Merger. The Merger shall have the effects set forth in the Companies Law and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder: (a) Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation; (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation; (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation; and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Corporation) shall continue unaffected by the Merger in accordance with the Companies Law.

2.5 U.S. Tax Treatment. The Parent Merger and the Merger are intended to qualify for the Parent Merger Intended Tax Treatment and the Merger Intended Tax Treatment, respectively. The Parties to this Agreement hereby (a) adopt this Agreement insofar as it relates to each of the Parent Merger and the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) agree to comply with recordkeeping and information reporting requirements imposed on them, including, but not limited to, those required under Section 1.368-3 of the United States Treasury regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that, other than the representations set forth in Sections 4.21(f) and 5.22(f), no party is making any representation or warranty as to the qualification of either of the Parent Merger or the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if either the Parent Merger or the Merger is determined not to qualify for the Parent Merger Intended Tax Treatment or the Merger Intended Tax Treatment, respectively.

2.6 Company Articles. At the Effective Time, the articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall cease to have effect and the Company Articles, as in effect immediately prior to the Effective Time, shall be the Company Articles of the Surviving Corporation, except that reference to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation.

2.7 Closing. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.8 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.9, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.9 Directors and Officers of Parent. At the Effective Time, Parent’s Board of Directors will consist of five (5) directors. Sponsor shall have the right to designate one (1) director and the Company shall have the right to appoint four (4) directors. At least a majority of the Board of Directors shall qualify as independent directors under the Securities Act and Nasdaq rules, as applicable. Pursuant to the Parent Certificate of Incorporation, the Parent’s Board of Directors will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving until the first annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving until the second annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving until the third annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (and with any subsequent Class III Directors serving a three (3) year term). The director designated by the Sponsor shall be a Class III Director. In accordance with the Parent Certificate of Incorporation, no director on Parent’s Board of Directors may be removed without cause. At or prior to the Closing, Parent will provide each member of Parent’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonable acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment). The individuals identified on Schedule 2.9 shall be the officers of Parent as of immediately after the Effective Time, with such individuals holding the titles set forth opposite their names until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.11 No Further Ownership Rights in Company Capital Shares. All consideration paid or payable in respect of Company Capital Shares hereunder, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Company Capital Shares and from and after the Effective Time, there shall be no further registration of transfers of Company Capital Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing Company Capital Shares (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in Article III.

2.12 ISA Exemption. Prior to the Closing, Parent shall seek to secure an exemption from filing an Israeli Prospectus with the ISA, by filing, any of the following, at Parent’s discretion and in reliance of information conveyed by Company: (i) an exemption application under Section 15D of the Israeli Securities Law with respect to the issuance of the Converted Stock Options in lieu of the Company Options under Section 2.3 hereof granted to Israeli employees of Company (the “ISA Options Exemption Application” and an “ISA Options Exemption”, respectively), (ii) an application with the ISA for a No-Action Letter (the “ISA No-Action Application”) (iii) or any other exemption as may be required under the Israeli Securities Law or as the ISA may instruct and that Parent at its sole discretion, agrees to file (any such exemption, including the ISA Options Exemption, the “ISA Exemption”). The Company and Parent shall cooperate in connection with the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the ISA Exemption. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the ISA or any request from the ISA. Notwithstanding the foregoing, the final version of the ISA No-Action Application, the ISA Options Exemption, or any other application concerning an ISA Exemption, as applicable, including any documents and exhibits enclosed thereto shall be determined and filed at the sole discretion of Parent. In order to remove any doubt, an ISA Exemption shall be deemed as such only if it covers (as applicable) all securities of Company being exchanges, redeemed, cashed out, or otherwise under the transactions contemplated hereby, which Parent reasonably believes should be included thereunder.

Article III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Company Capital Shares. Each Excluded Share will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each Excluded Share, if any, held immediately prior to the Effective Time as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Company Preferred Shares. Each Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than any such Company Preferred Shares cancelled pursuant to Section 3.1(a) and the Company Preferred Shares issued to the holders of the 2024 Convertible Notes which may, at the election of such holder, instead convert into the right to receive shares of Parent Preferred Stock) shall, in accordance with the Company Articles be converted into the right to receive a number of shares of Parent Common Stock equal to: (i) the Conversion Ratio multiplied by (ii) the number of Company Ordinary Shares issuable upon conversion of such share of Company Preferred Shares as of immediately prior to the Effective Time (the “Per Preferred Share Merger Consideration”).

(c) Conversion of Company Ordinary Shares. Each share of Company Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than any such Company Ordinary Shares cancelled pursuant to Section 3.1(a)) shall, in accordance with the Company Articles, be converted into the right to receive a number of shares of Parent Common Stock equal to the Conversion Ratio.

(d) Conversion of Merger Sub Share Capital. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(e) Parent Common Stock issued in exchange for 102 Shares shall be issued to the 102 Parent Trustee on behalf of the beneficial holders of 102 Shares and Section 102 under the Parent Equity Incentive Plan and per the terms of the Options Tax Ruling.

(f) Parent Common Stock issued to Covered Sellers (as defined in Section 6.10(b)) shall be issued to the Exchange Agent on behalf of the Covered Sellers per the terms of the Exchange Tax Ruling.

3.2 Treatment of Company Options, Company Warrants and Convertible Notes.

(a) Treatment of Options. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to provide that, as of the Effective Time and subject to the Option Tax Ruling, each outstanding Company Option, whether vested or unvested, shall be exchanged by Parent for an equivalent award under the Parent Equity Incentive Plan (each: a “Converted Stock Option”), and shall be in full force and effect, containing the same terms, conditions, vesting and other provisions of the Company Option immediately prior to the Closing (subject to any accelerated vesting provided for in the Equity Incentive Plan or in the related Company Option agreement by reason of the transactions contemplated hereby), except that service or employment with the Company and/or any of its Subsidiaries prior to the Closing shall be counted under each Converted Stock Option for vesting purposes to the same extent as service or employment was counted under the respective Company Option for vesting purposes and each Converted Stock Option shall be exercisable for such number of shares of Parent Common Stock (rounded up to the nearest whole share), determined by multiplying the number of Company Capital Shares subject to such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to (A) the exercise price per share of Company Capital Shares of such Company Option divided by (B) the Conversion Ratio; provided, however, that, other than with respect to Converted Stock Option resulting from the exchange of a 102 Option or a 3(i) Option, the exercise price and the number of shares of Parent Common Stock covered by each Converted Stock Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code and the applicable regulations promulgated thereunder so as to avoid the imposition of any additional Taxes under Section 409A of the Code (and regulations issued by the IRS thereunder) or the disqualification as an ISO of any Company Option that is intended to be an ISO.

(b) Parent Equity Incentive Plan. Prior to the Closing, Parent shall (i) in accordance with the provisions of Section 8.7 adopt the Parent Equity Incentive Plan, together with an Israeli addendum (the “Israeli Sub-Plan”), and appoint the 102 Parent Trustee as a trustee under such Israeli Sub-Plan, in accordance with the requirements of Section 102, (ii) duly file the Israeli Sub-Plan and the Parent Equity Incentive Plan (including all applicable appendices and other forms required in accordance with applicable Law) with the ITA, in accordance with the requirements of Section 102; and (iii) following such filing by the Parent, shall assume the Converted Stock Options, in accordance with Section 3.2(a) and the Options Tax Ruling, and the Parent Common Stock issued in exchange for the 102 Shares in accordance with Section 3.1(e) and the Options Tax Ruling.

(c) Treatment of Company Convertible Notes. Contingent on and effective immediately prior to the Effective Time, the Company Convertible Notes shall be (i) treated in accordance with the terms of the relevant agreements governing such Company Convertible Notes, and (ii) converted into Company Preferred Shares or Company Ordinary Shares, as applicable (which Company Preferred Shares or Company Ordinary Shares shall be treated in accordance with Section 3.1(b) or Section 3.1(c)) and in accordance with the Tax Rulings (as applicable).

(d) Treatment of Company Warrants. Contingent on and effective immediately prior to the Effective Time, the Company Warrants shall be treated in accordance with the terms of the relevant agreements governing such Company Warrants, provided that, for purposes hereof, Company Warrants not so converted, shall, subject to the Exchange Tax Ruling, be assumed by Parent (the “Assumed Warrants”).

(e) As soon as practicable following the Closing, Parent shall use its reasonable best efforts to file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock, on an as-converted basis, subject to the Converted Stock Options.

3.3 Reserved.

3.4 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Shareholders, for exchange in accordance with this Article III (which shall designate a local Israeli sub-paying agent, if applicable; hereinafter the “Israeli Sub-Agent”), the number of shares of Parent Common Stock sufficient to deliver the Aggregate Merger Consideration payable pursuant to this Agreement (such Parent Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, or the Israeli Sub-Agent (as applicable), pursuant to irrevocable instructions, to pay the Aggregate Merger Consideration out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement, provided however, that (i) with respect to any Assumed Warrants (if applicable), 102 Shares, 102 Options and 3(i) Options, the payment shall be made to the 102 Parent Trustee (or the 102 Company Trustee, if so required by the Options Tax Ruling), and (ii) with respect to any Parent Common Stock issuable to Covered Sellers, the issuance shall be made in accordance with the requirements under the Options Tax Ruling; all, subject to and in accordance with the respective terms of the Tax Rulings. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Shareholder, as of immediately prior to the Effective Time, either directly or to the 102 Parent Trustee (or the 102 Company Trustee, if so required by the Options Tax Ruling) or the Exchange Agent (as applicable), represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Shareholder’s Company Capital Shares for such Company Shareholder’s applicable portion of the Aggregate Merger Consideration from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), including, without limitations, a declaration in which the beneficial owner of Company Capital Shares provides certain information requested by the Exchange Agent and/or the Israeli Sub-Agent, as necessary for the Exchange Agent and/or the Israeli Sub-Agent to determine whether any amounts need to be withheld from the Aggregate Merger Consideration payable to such owner pursuant to the terms of the Ordinance, the Code, or any applicable provision of state, local, Israeli, U.S. or foreign Law, and promptly following receipt of a Company Shareholder’s properly executed Letter of Transmittal, deliver such Company Shareholder’s, or the 102 Parent Trustee (or the 102 Company Trustee, if so required by the Options Tax Ruling) (as applicable), applicable portion of the Aggregate Merger Consideration to such Company Shareholder.

(c) Issuance to 102 Parent Trustee. Notwithstanding anything to the contrary in this Agreement (but subject always to the provisions of the Tax Rulings), the portion of the Aggregate Merger Consideration issued to holders of 102 Shares, the 102 Options, and the 3(i) Options, shall be issued to the 102 Parent Trustee under the Parent Equity Incentive Plan, on behalf of holders of 102 Shares, 102 Options and 3(i) Options, in accordance with Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable)(the “102 Share Consideration”). The 102 Share Consideration shall be held in trust by the 102 Parent Trustee pursuant to the applicable provisions of Section 102, Section 3(i) of the Ordinance and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), and shall be released by the 102 Parent Trustee in accordance with the terms and conditions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable).

(d) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Aggregate Merger Consideration that remains undistributed to the Company Shareholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Shareholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Aggregate Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the name and address of record of each Company Shareholder and the number and class, type or series of Company Capital Shares held by each, and in the case of shares of each series of Company Preferred Shares, the number of Company Ordinary Shares into which such Company Preferred Shares are convertible;

(ii) the names of record of each holder of Company Options, and the exercise price, number of Company Capital Shares subject to each Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule, vesting commencement date, date fully vested);

(iii) the names of record of each holder of Company Warrants, and the exercise price, number of Company Capital Shares subject to each Company Warrant held by such holder (including, in the case of unvested Company Warrants, the vesting schedule, vesting commencement date, date fully vested);

(iv) the names of record of each holder of a Company Convertible Note, the loan amount (principal and interest) and the number of Company Ordinary Shares or Company Preferred Shares (on an as converted to Company Ordinary Shares basis) issuable upon conversion of such Company Convertible Note;

(v) the number of Aggregate Fully Diluted Company Ordinary Shares;

(vi) the number of Company Ordinary Shares issuable upon conversion of each series of Company Preferred Shares;

(vii) the aggregate number of shares subject to Company Options;

(viii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Aggregate Merger Consideration;

(B) the Conversion Ratio;

(C) the Per Preferred Share Merger Consideration for each series of Company Preferred Shares;

(D) for each Converted Stock Option, the exercise price therefor and the number of shares of Parent Common Stock subject to such Converted Stock Option;

(E) with respect to any Person otherwise included in the Closing Consideration Spreadsheet, whether the Parent Common Stock and/or Converted Stock Option should be deposited with the 102 Parent Trustee (or 102 Company Trustee, if required by the Options Tax Ruling) and/or Exchange Agent; and

(F) for each Person that is a Company Shareholder immediately prior to the Effective Time the quotient (expressed as a percentage) of (i) aggregate number of Company Ordinary Shares and the number of Company Ordinary Shares underlying any Company Preferred Shares, Company Options or Company Warrants held by such Person (as applicable), on a fully-diluted basis, divided by (2) the Aggregate Fully Diluted Company Ordinary Shares (such quotient, the “Pro Rata Portion”).

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The Parties agree that Parent shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under Article III.

3.6 Incentive Merger Consideration.

(a) Earnout.

(i) From and after the period commencing on the six month anniversary of the Closing until December 31, 2025, (the “First Calculation Period”), in the event that over any twenty (20) consecutive Trading Days within any thirty (30)-Trading Day period during the First Calculation Period the daily VWAP of the shares of Parent Common Stock is greater than or equal to US$15.00 per share (the “First Earnout Event”), promptly (but in any event within ten (10) Business Days) after the occurrence of the First Earnout Event, the Persons that were Company Securityholders immediately prior to the Effective Time (the “Earnout Securityholders”) shall be entitled to receive, their Pro Rata Portion, as set forth in the Closing Consideration Spreadsheet, of one third of the Incentive Merger Consideration as additional consideration for the Merger.

(ii) From and after the six month anniversary of the Closing until December 31, 2027 (the “Second Calculation Period”), in the event that over any twenty (20) Trading Days within any thirty (30)-Trading Day period during the Second Calculation Period the daily VWAP of the shares of Parent Common Stock is greater than or equal to US$20.00 per share (the “Second Earnout Event”), promptly (but in any event within ten (10) Business Days) after the occurrence of the Second Earnout Event, Earnout Securityholders shall be entitled to receive, their Pro Rata Portion, as set forth in the Closing Consideration Spreadsheet, of an additional one third of the Incentive Merger Consideration as additional consideration for the Merger.

(iii)  From and after the six month anniversary of the Closing until December 31, 2029 (the “Third Calculation Period”), in the event that over any twenty (20) Trading Days within any thirty (30)-Trading Day period during the Third Calculation Period the daily VWAP of the shares of Parent Common Stock is greater than or equal to US$25.00 per share (the “Third Earnout Event” and, together with the First Earnout Event and Second Earnout Event, each a “Earnout Event” and together, the “Earnout Events”), promptly (but in any event within ten (10) Business Days) after the occurrence of the Third Earnout Event, the Earnout Securityholders shall be entitled to receive, their Pro Rata Portion, as set forth in the Closing Consideration Spreadsheet, of an the final one third of the Incentive Merger Consideration, as additional consideration for the Merger.

(b) Notwithstanding anything to the contrary contained herein, to the extent that more than one Earnout Event is met, the Earnout Securityholders shall be entitled to all of the applicable Incentive Merger Consideration for meeting such Earnout Event.

(c) All Parent Common Stock to be issued and delivered as Incentive Merger Consideration in connection with this Section 3.6 to the Earnout Securityholders shall be, upon issuance and delivery of such Incentive Merger Consideration, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens other than applicable federal and state securities restrictions.

(d) Efforts to Remain Listed. During the Third Calculation Period, Parent shall take commercially reasonable efforts for Parent to remain listed as a public company on, and for the Parent Common Stock to be listed on and tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control of Parent.

(e) Stock Dividends or Splits. In the event Parent shall at any time during the Third Calculation Period pay any dividend on shares of Parent Common Stock by the issuance of additional shares of Parent Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, (i) the number of shares represented by the Incentive Merger Consideration shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Parent Common Stock (including any other shares so reclassified as shares of Parent Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Parent Common Stock that were outstanding immediately prior to such event, and (ii) the per share dollar amount of the Earnout Event shall be appropriately adjusted to provide to such Earnout Securityholders the same economic effect as contemplated by this Agreement prior to such event. The provisions in this Section 3.6(e) shall apply equally to restricted stock units or employee stock options issued by Parent.

3.7 Adjustment. The shares comprising the Aggregate Merger Consideration and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring prior to the date the shares comprising the Aggregate Merger Consideration are issued.

3.8 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the Company Capital Shares pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Any holder of a share of Company Capital Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00.

3.9 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Aggregate Merger Consideration to be paid in respect of the Company Capital Shares formerly represented by such Company Stock Certificate as contemplated under this Article III.

3.10 Withholding.

(a) Parent, Exchange Agent, 102 Company Trustee (if applicable), 102 Parent Trustee, Exchange Agent, Israeli Sub-Agent and the Surviving Corporation (each: a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Ordinance, the Code, or under any provision of state, local or non-U.S. Tax Law, and subject to the provisions of the Tax Rulings. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Taxing Authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and the relevant Payor shall provide to such Person confirmation of the amount so deducted or withheld. Notwithstanding the foregoing, the Payor shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

(b) Notwithstanding the provisions of Section 3.10(a), but subject to the provisions of the Tax Rulings, with respect to Israeli Taxes, and in accordance with the Israeli Sub-Agent undertaking provided prior to Closing by the Israeli Sub-Agent to Parent as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes consideration that will be transferred to the seller at future dates), any consideration payable or otherwise deliverable pursuant to this Agreement to any payee (other than holders of 102 Options, 102 Shares, and 3(i) Options,), shall be paid to and retained by the Exchange Agent, in each case for the benefit of such payment recipient for a period of 180 days from the Closing Date (or a period of 90 days as of each payment of any portion of the Incentive Merger Consideration) or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”), during which time unless requested otherwise by the ITA, no payments shall be made by the Exchange Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments or other consideration deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate. If a payment recipient delivers, no later than three Business Days prior to the Withholding Drop Date a Valid Tax Certificate to the Exchange Agent, then the Exchange Agent and the Israeli Sub-Agent will act in accordance with the provisions of such Valid Tax Certificate; provided, however, that to the extent such Valid Tax Certificate determines tax liability, then such payment recipient shall either: (i) transfer the tax liability amount to the Exchange Agent, in accordance with the provisions of such Valid Tax Certificate and the balance of the applicable Aggregate Merger Consideration shall be paid and issued by the Exchange Agent to such person or (ii) instruct the Exchange Agent and the Israeli Sub-Agent to sell a portion of the Parent Common Stock applicable to such payment recipient in the stock exchange, in order to allow the payment of any Israeli Taxes in accordance with the provisions of the Valid Tax Certificate, and transfer the balance of the applicable Aggregate Merger Consideration to such person. If any payment recipient either (a) does not provide the Exchange Agent with a Valid Tax Certificate by no later than three Business Days before the Withholding Drop Date, or (b) submits a written request to the Exchange Agent to release his, her or its portion of the Aggregate Merger Consideration and/or Incentive Merger Consideration deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three Business Days before such time, then the Exchange Agent will transfer the applicable portion of the Aggregate Merger Consideration to such payment recipient only after such payment recipient will satisfy its Israel Tax obligation to the sole satisfaction of the Parent or the Israeli Sub-Agent or the payment to the Israeli Sub-Agent of the withholding tax amount by the payment recipient. To the extent the Exchange Agent and/or the Israeli Sub-Agent withholds any amounts with respect to Israeli Taxes, any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the applicable payment recipient. If the applicable payment recipient does not satisfy his Israeli Tax obligation to the satisfaction of Parent or the Israeli Sub-Agent prior to the Withholding Drop Date, the Exchange Agent or the Israeli Sub-Agent will, at applicable recipient’s option: (i) sell a portion of the Parent Common Stock applicable to such payment recipient in the stock exchange, in order to allow the payment of any Israeli Taxes as shall be determined by the Israeli Sub-Agent in accordance with the provisions of the Ordinance, and transfer the balance to the applicable payment recipient; (ii) the applicable recipient will transfer the tax liability amount to the Israeli Sub-Agent, and the applicable Aggregate Merger Consideration and/or the Incentive Merger Consideration shall be allocated and issued to such person; or (iii) continue to retain such recipient’s portion of the Aggregate Merger Consideration and/or Incentive Merger Consideration for additional 180 days.

(c) In the event that a Payor receives a written demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular payee and transfer it to the ITA prior to the Withholding Drop Date, (a) such Payor will notify such payee, in writing, of such withholding reasonably promptly after receipt of such demand, and provide such payee with reasonable time (which shall not be less than 30 days, unless otherwise required by the ITA or any applicable Law, including the Ordinance, as determined by Payor at its reasonable discretion) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling, or confirmation from the ITA; and (b) to the extent that any such certificate, ruling, or confirmation is not provided by such payee to the Payor prior to the time required by the ITA or under any applicable Law, the Exchange Agent shall deliver the applicable portion of the Aggregate Merger Consideration to such payment recipient only after (i) such payment recipient will satisfy its Israel Tax obligation, or (ii) per such payment recipient’s instructions, the Israeli Sub-Agent will sell a portion of the Parent Common Stock applicable to such payment recipient in order to allow the payment of such its Israel Tax obligation to the sole satisfaction of Parent.

(d) Notwithstanding anything to the contrary in this Agreement, the Exchange Agent, the Israeli Sub-Agent and the trustee appointed under the Exchange Tax Ruling, if any and as applicable, prior to the applicable withholding date, then the provisions of such Tax Rulings, as the case may be, shall apply and all applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such Tax Rulings, as the case may be.

(e) Notwithstanding anything to the contrary in this Agreement, any consideration payable or deliverable to non-Israeli resident holders of Company Options who were granted such Company Options in consideration for work or services performed entirely outside of Israel to non-Israeli Persons, shall not be subject to deduction or withholding of Israeli Tax, provided that a validly executed declaration regarding their non-Israeli residence and confirmation that they were granted such Company Options in consideration for work or services performed entirely outside of Israel, in the form to be attached as Exhibit H (the “Tax Declaration”), shall have been provided to Parent.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as presently proposed to be conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the organizational documents of the Company Group, in each case as amended to the date hereof. Neither the Company nor any Subsidiary has taken any action in violation or derogation of its organizational documents. The Company is not registered by the Registrar of Companies as a “company in breach” (“hevrah meferah”, within the meaning of such term under the Companies Law).

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Shareholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Shareholders; (iii) directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and recommended that all of the Company Shareholders adopt this Agreement. The affirmative vote or written consent of Persons holding more than fifty percent (50%) (on an as-converted basis) of the voting power of the Company Shareholders, voting together as a single class, who deliver written consents or are present in person or by proxy at such meeting and voting thereon, including the Preferred Majority, as defined in the Company Articles, is required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Shareholder Approval”). The Company Shareholder Approval is the only vote or consent of any of the holders of Company Capital Shares necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. Except for (i) approvals listed on Schedule 4.3, (ii) the IIA Notice, (iii) the filing of the Merger Proposal with the Registrar of Companies and all such other notices or filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Registrar of Companies, (iv) the filing of requests for receipt of the Tax Rulings and (v) SEC or Nasdaq approvals required to consummate the transactions contemplated hereunder, none of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Group’s organizational documents, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group or to any of its respective properties, rights or assets, except as set forth in Section 4.4 of this Agreement, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, (e) subject to the filing of the IIA Notice, conflict with or violate any of the requirements of, or give an Authority the right to revoke, withdraw, suspend, cancel, terminate, modify or exercise any right or remedy, or require any refund or recapture with respect to, any Government Grant or other Permit, or any benefit provided or available under any Government Grant or other Permit that is held by the Company Group or (f) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing, except in the case of clauses (c) – (f) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Capitalization.

(a) The authorized share capital is NIS 100,000 divided into: (i) 8,796,571 Company Ordinary Shares, nominal value NIS 0.01 per share; (ii) 190,984 Preferred A-1 Shares, nominal value NIS 0.01 per share; (iii) 416,389 Preferred A Shares, nominal value NIS 0.01 per share; (iv) 430,806 Preferred A-2 Shares, nominal value NIS 0.01 per share; and (v) 165,250 Preferred A-3 Shares, nominal value NIS 0.01 per share. There are 394,229 Company Ordinary Shares reserved for issuance under the Equity Incentive Plan, of which (1) 10,383 Company Ordinary Shares have been issued pursuant to the exercise of outstanding options and (2) 39,093 Company Ordinary Shares are reserved for issuance pursuant to outstanding unexercised Company Options. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding Company Ordinary Shares and Company Preferred Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Articles. No Company Ordinary Shares or Company Preferred Shares are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under applicable Law, the Company Articles or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding Company Capital Shares are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a true, correct and complete list of each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of Company Ordinary Shares issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof.

(b) Except for the Company Preferred Shares, the Company Convertible Notes, the Company Warrants and the Company Options, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company Group is or may become obligated to issue or sell any of its Company Capital Shares or other securities, (ii) outstanding obligations of the Company Group to repurchase, redeem or otherwise acquire outstanding capital stock of the Company Group or any securities convertible into or exchangeable for any shares of capital stock of the Company Group, (iii) treasury shares of capital stock of the Company Group, (iv) bonds, debentures, notes or other Indebtedness of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company Group may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company Group (including pursuant to any provision of Law, the Company Group’s organizational documents or any Contract to which the Company Group is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company Group (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company Group.

(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) granted to Persons which are residents of the U.S. for tax purposes has an exercise price per share of Company Ordinary Shares equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) except where such grant is subject to additional corporate approval under the Companies Law (which grant date was made on the date of receipt of such approval(s)), has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option. All Company Options granted by the Company to its officers and employees in Israel that are currently outstanding were granted under an equity incentive plan approved, or not rejected within thirty (30) days from filing, by the ITA under the capital gains route of Section 102 of the Ordinance.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s organizational documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s organizational documents).

4.7 Corporate Records. All proceedings occurring since June 1, 2021 of the Board of Directors of the Company, including all committees thereof, and of the Company Shareholders, and all consents to actions taken thereby that are required by Law, the Company Articles, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company has delivered to Parent (a) the audited consolidated balance sheet of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal year ended December 31, 2022 (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in cash flows for the fiscal year ended December 31, 2023 and the three-month period ended March 31, 2024 (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with Israeli GAAP applied on a consistent basis (except that the Unaudited Financial Statements are subject to normal adjustments and do not include footnotes and other presentation items). The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since March 31, 2024 (the “Balance Sheet Date”), except as required by applicable Law or Israeli GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except: (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on Schedule 4.9(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness.

4.10 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with Israeli GAAP, and the Company’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.11 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted its businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given such consent.

4.12 Properties; Title to the Company Group’s Assets.

(a) All items of Tangible Personal Property have no material defects, are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses so as not to constitute a Material Adverse Effect.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.12, no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.13 Litigation.

(a) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group, the Business, any of the Company Group’s rights, properties or assets or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets. The Company Group or any of its rights, properties or assets is not, nor has been since June 1, 2021, subject to any Action by any Authority.

(b) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement.

4.14 Contracts.

(a) Schedule 4.14(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $200,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices), including, but not limited to, sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(ii) each Contract with any current employee of the Company Group (A) which has continuing obligations for payment of an annual compensation of at least $200,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iii) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company or any Subsidiary is a party;

(iv) all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(v) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(vi) all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(vii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(viii) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(ix) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $200,000 per year;

(x) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $250,000 or greater;

(xi) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational or constitutive documents of the Company Group);

(xii) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $200,000 per the terms of such contract;

(xiii) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xiv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xv) all collective bargaining agreements or other agreement with a labor union, labor organization or works council.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company Group and, to the Company’s Knowledge, each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. Subject to the Company receiving the Company Consents, the consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.15 Licenses and Permits. Schedule 4.15 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out or conduct the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement, except where such termination or impairment would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit, except where such suspension, revocation or termination would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company Group involving any Permit and that is reasonably likely to give rise to a Material Adverse Effect.

4.16 Compliance with Laws.

(a) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is in violation in any material respect with, and since June 1, 2021, no such Person has failed to be in material compliance with all material Laws and Orders applicable to the Company Group. Since June 1, 2021, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company Group of, or failure on the part of the Company Group to comply with, or any material liability suffered or incurred by the Company Group in respect of any material violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of the Business or the ownership or use of any of its material assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company Group. Since June 1, 2021, the Company Group has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any material violation of any Law or any judgment, order or decree entered by any Authority.

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. To the Knowledge of the Company, the technology of the Company is not within the scope of the International Traffic in Arms Regulations (ITAR).

4.17 Intellectual Property.

(a) The Company and/or its Subsidiaries are the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company or its Subsidiaries are the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens (except for Permitted Liens). The Company and/or its Subsidiaries have a valid right to use the Company Licensed IP, subject to the terms and conditions of the applicable Contracts thereof.

(b) Schedule 4.17(b) sets forth a true, correct and complete list of all (i) Registered IP, (ii) Domain Names constituting Company Owned IP, and (iii) all social media handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details, including but not limited to, Domain Names; (B) the owner and nature of the ownership, including but not limited to, the Domain Name registrar; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed; and (D) any liens or security interests that apply.

(c) To the Knowledge of the Company, all Registered Owned IP that constitute issued Patents are valid and in effect. All Registered Exclusively Licensed IP that constitute issued Patents are subsisting and, to the Knowledge of the Company, valid and in effect. No Registered Owned IP, and to the Knowledge of the Company no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involve a claim against the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, in the past three (3) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e) In the past three (3) years the Company Group has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involving a claim against a third Person the Company alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(f) Except as disclosed on Schedule 4.17(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Company Owned IP on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement, and (iii) for Israeli Employees, also executed a waiver of all rights for any additional compensation or remuneration in connection with their contribution to any Company Owned IP, including, but not limited to, pursuant to Section 134 of the Israel Patent Law, 5727-1967 and a waiver of or license to any and all moral rights and other non-assignable rights such employee may possess in any Company Owned IP.

(g) Except as set forth on Schedule 4.17(g), no government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP or to the Knowledge of the Company any item of Company Licensed IP. The Company is not and has never been a member of, a contributor to, or affiliated with, any industry standards or open source organization, body, working group, project, or similar organization (a “Standards Organization”), and neither the Company, nor any Company Owned IP, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any Standards Organization.

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(i) Except with respect to the agreements listed on Schedule 4.14(a)(v), or any “shrink wrap” or other licenses for generally commercially available software or hosted services, the Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets and all other material Confidential Information, in each instance that are at least consistent with customary efforts undertaken by third Persons in the industry within which the Business is a part. No Company Owned IP is subject to any technology or source code escrow arrangement or obligation. No person other than the Company Group and its employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(k) Schedule 4.17(k) is list of material Software relating to the operation of any asset of the Company or its subsidiaries showing the nature of rights enjoyed, whether such software is owned by the Company and its Subsidiaries or licensed from third parties and, if owned by the Company and its Subsidiaries, whether developed in house or by third parties and whether source code and system documentation are in the possession of the Company.

(l) Schedule 4.17(l) contains a list of all of the Company’s and its Subsidiaries’ inbound and outbound material IP, software and technology agreements (including in each case, licenses, covenants not to sue, co-branding agreements, co-existence agreements, releases, options, rights of first offer, rights of first refusal and settlements), (ii) written research and development agreements and other agreements (other than Standard Contracts) pursuant to which Intellectual Property was or is intended to be developed by or for the Company or any of its Subsidiaries and (iii) any source code escrow arrangements that the Company or any of its Subsidiaries has with any third parties.

(m) The Company Group has a privacy policy regarding the collection, use or disclosure of Personal Information in connection with the operation of the Business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites. For purposes of this Section 4.17(m), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group. To the Knowledge of the Company, the Privacy Policy accurately describes the Company Group’s collection, disclosure and use of Personal Information and materially complies with all applicable Data Protection Laws. To the Knowledge of the Company, none of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company Group have been inaccurate in a material way, misleading in a material way, or unfair or deceptive in material violation of applicable Data Protection Laws.

(n) Except as set forth on Schedule 4.17(n), in connection with its Processing of any Personal Information, the Company Group is in material compliance with all applicable Data Protection Laws (or, where applicable and required under such applicable Data Protection Laws, contractually requires its vendors, processors, or any third-parties that Process any Personal Information on behalf of the Company Group to comply with applicable Data Protection Laws). Except as set forth on Schedule 4.17(n), the Company Group has complied in all material respects with such privacy policies, rules, and procedures to which the Company Group is bound in connection with any Processing by the Company Group of any Personal Information of any Person. To the Knowledge of the Company, there are no written complaints or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of Processing of Personal Information by or on behalf of the Company Group and/or violation of applicable Data Protection Laws. Except as set forth on Schedule 4.17(n), the Company Group has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies, required by applicable Data Protection Laws designed to protect all Personal Information Processed by the Company Group from unauthorized access, use, modification, acquisition, disclosure or other misuse. Without limiting the generality of the foregoing, to the Knowledge of the Company, since June 1, 2021, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information Processed by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group) for which the Company Group would be required to make a report to an Authority or any other Person.

(o) To the Knowledge of the Company, the Software that constitutes Company Owned IP and all Software that is used by the Company Group is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not distributed Publicly Available Software as part of the Company Group’s products and services other than as set forth on Schedule 4.17(m) in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. No member of the Company Group has received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(p)  The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain) in material compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business as currently conducted. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

4.18  Employees; Employment Matters.

(a)  The Company has made available to Parent or its counsel a true, correct and complete list of the employees of the Company as of the date hereof, setting forth the employee location, title, current base salary or hourly rate for each such person, bonus or other incentive compensation opportunity, total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2023 and 2022, if applicable, exempt or non-exempt status under applicable laws, accrued paid time off or vacation, hire date, and leave status.

(b)  The Company has made available to Parent or its counsel a true, correct and complete list of each of the independent contractors or consultants of the Company as of the date hereof, setting forth the name, principal location, engagement or start date, compensation structure, average monthly hours worked and nature of services provided.

(c)  The Company Group is not a party to any collective bargaining agreement or similar labor agreement with respect to any employees of the Company, and, since June 1, 2021, to the Knowledge of the Company, there has been no proceeding by a labor union or other representative of employees of the Company Group seeking to organize or represent any employees of the Company Group. There is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company Group, and, since June 1, 2021, the Company Group has not experienced any strike, slowdown, work stoppage or lockout by or with respect to its employees. There is no, and for the past three (3) years has not been any, unfair labor practice charge, dispute, litigation, audit, investigation or complaint pending or, to the Knowledge of the Company, threatened, before any applicable Authority relating to employees of the Company.

(d)  There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

(e)  Since June 1, 2021, the Company Group has not implemented any “mass layoff” or “plant closing” or engaged in any other layoffs or employee reductions that resulted in obligations under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(f)  The Company Group is, and for the past six (6) years (i) has been, in compliance in all material respects with all applicable Laws relating to employment or the engagement of labor, including but not limited to all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, COVID-19, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, classification of employees as exempt or non-exempt, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes. Each individual currently engaged by the Company as an independent contractor is, and for the past three (3) years has been correctly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company is, and for the past three (3) years has been, correctly classified by the Company as “exempt” or “non-exempt” under applicable Law, and the Company has not received any notice from any Authority or Person disputing such classification.

(g)  Except as set forth on Schedule 4.18(g)(i), all employees of Company Group have executed the Company Group’s (as applicable) standard employment agreement and standard restrictive covenants agreement. Except as set forth on Schedule 4.18(g)(ii), no Company Group employee is or was engaged by the Company Group without a written contract or did not execute an agreement concerning intellectual property, confidentiality, non-solicitation and non-competition. The Company has delivered to Parent: (i) accurate and complete copies of all employee manuals and handbooks, all Company Group employment policies and guidelines with regard to the engagement of the Company Group’s employees and Contractors; and (ii) accurate and complete copies of all the employment agreements with the Company Group’s Key Employees.

(h)  The Company has complied in all material respects with all laws relating to the verification of identity and employment authorization of individuals employed in the United States. No audit by any Authority is currently being conducted, is pending or is threatened to be conducted, in respect to any workers employed by any member of the Company Group.

(i)  To the Knowledge of the Company, no Key Employee is a party to or bound by any confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such Key Employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. No Key Employee has given notice of his or her intent to terminate his or her employment with the Company Group, nor has the Company Group provided notice of its present intention to terminate the employment of any Key Employee.

(j)  In the past three (3) years, the Company Group has not received notice of any claim or litigation relating to an allegation of discrimination, retaliation, harassment (including sexual harassment), or sexual misconduct; nor is there any outstanding obligation for the Company Group under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened. To the Knowledge of the Company, no allegations of sexual harassment have been made against any individual in his or her capacity as director or an employee of the Company.

(k)  As of the date hereof and in the past three (3) years, there have been no material audits of the Company Group by any Authority, under any applicable federal, state or local occupational safety and health Law and Orders against the Company Group, nor have there been any related charges, fines, or penalties.

(l)  All reasonably anticipated obligations of the Company Group with respect to employees of the Company Group (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, or by contract, have been or will be paid by the Company or accrued on the Company Financial Statements prior to the Closing Date.

(m)  Solely with respect to employees who reside or work in Israel or to whom Israeli law applies (“Israeli Employees”): (i) the Company Group has not nor is subject to, and no Israeli Employee of the Company Group benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employees in Israel); (ii) the Company Group’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law, 5723-1963 (including Section 14 Arrangements), vacation pursuant to the Israeli Annual Leave Law, 5711-1951, and contributions to any funds, including all pension arrangements and any personal employment agreement, have been satisfied in all material respects or have been fully funded by contributions to appropriate funds (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice) or if not required to be fully funded under any source are fully accrued in the Company’s financial statements; and (iii) the Company Group are and have been in the last three years in compliance with all applicable Law, regulations, Permits and Contracts relating to employees and employment issues and other compensation matters and terms and conditions of employment related to its Israeli Employees in all material respects. The Company Group have not engaged any Israeli Employees whose employment would require special licenses, permits or approvals from any Authority. “Israeli Employee” shall not include any consultant, sub-contractor, freelancer, sales agent or other independent contractor of Company Group (“Contractor”). The Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all former and current employees of the Company Group based on their full determining salaries and from their commencement date of employment. All amounts that the Company Group are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries and any other compensation of benefit or to transfer to such Israeli Employees’ Plans, including pension or provident, life insurance, incapacity insurance, continuing education fund, managers’ insurance, severance fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and any other compensation or benefits and to pay to any Authority as required by any applicable Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice). The Company Group do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice), and to the knowledge of the Company, the Company Group has not engaged any Contractors who, according to Israeli Law, would be entitled to the rights of an employee vis-à-vis the Company Group, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory benefits.

4.19  Employee Benefits.

(a)  Schedule 4.19(a) sets forth a correct and complete list of all Company Plans. With respect to each Company Plan that is not a PEO Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Company Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Company Plan and (vi) the three (3) most recent written results of all required compliance testing.

(b)  No Company Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(c)  With respect to each Company Plan that is not a PEO Plan and, to the Knowledge of the Company, each Company Plan that is a PEO Plan, that is intended to qualify under Section 401(a) of the Code, such Company Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Company Plan that is not a PEO Plan and, to the Knowledge of the Company, each Company Plan that is a PEO Plan, that could cause the loss of such qualification or exemption.

(d)  With respect to Company Plans that are not PEO Plans, there are no pending or, to the Knowledge of the Company, threatened Actions against or relating to such Company Plans, the assets of any of the trusts under such Company Plans or such Company Plan sponsor or such Company Plan administrator, or against any fiduciary of any such Company Plan with respect to the operation of such Company Plan (other than routine benefits claims). No Company Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e)  Each Company Plan that is not a PEO Plan and, to the Knowledge of the Company, each Company Plan that is a PEO Plan, has been established, administered and funded in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Plan that is not a PEO Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Company Plan that is not a PEO Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the Company Financial Statements (if and to the extent required by U.S. GAAP).

(f)  None of the Company Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. Each Company Plan that is not a PEO Plan and, to the Knowledge of the Company, each Company Plan that is a PEO Plan, and that is a “group health plan” has been maintained and administered in compliance in all material respects with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, to the extent such requirements apply.

(g)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Company Plan; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h)  Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with, Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.

(i)  Each Company Plan that is not a PEO Plan, that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act and no circumstances of noncompliance exist that could result in the imposition of any tax, penalty or fine thereunder.

(j)  All Company Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.20  Real Property.

(a)  Except as set forth on Schedule 4.20, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company Group leases any real property or right in any Real Property. The Company Group has provided to Parent and Merger Sub accurate and complete copies of all Leases. The Company Group has good, valid and subsisting title to its respective leasehold estates in the office facilities described on Schedule 4.20, free and clear of all Liens. The Company Group has not materially breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance. The Company Group has not been (or been a shareholder of) at any time a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(b)  With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company Group thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company Group has not exercised early termination options, if any, under such Lease.

4.21  Tax Matters. Except as set forth on Schedule 4.21:

(a)  (i) The Company and each Company Subsidiary has duly and timely filed all Tax Returns which are required to be filed by it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete in all respects; (iii) there is no Action, pending or proposed in writing, with respect to any amount of Taxes of the Company or any Company Subsidiary; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or any Company Subsidiary for which a Lien may be imposed on any of the Company’s or any Company Subsidiary’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) the Company and each Company Subsidiary has duly withheld or collected and timely paid over to the applicable Taxing Authority all Taxes required to be withheld or collected by the Company and each Company Subsidiary in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company and each Company Subsidiary has collected and timely remitted to the applicable Taxing Authority all sales Taxes required to be collected by the Company, including VAT; (vii) neither the Company nor any Company Subsidiary has requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company or any Company Subsidiary; (ix) neither the Company nor any Company Subsidiary has received any written request from a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary has not paid any Tax or filed Tax Returns asserting that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction, and the Company or any Company Subsidiary does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) neither the Company nor any Company Subsidiary is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) neither the Company nor any Company Subsidiary has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xii) neither the Company nor any Company Subsidiary has liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) neither the Company nor any Company Subsidiary is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) neither the Company nor any Company Subsidiary has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b)  Neither the Company nor any Company Subsidiary will be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) and/or under Clause 85A of the Ordinance.

(c)  Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(d)  Neither the Company nor any Company Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Law).

(e)  The Company and each Company Subsidiary have been in compliance in all respects with all applicable transfer pricing laws and similar requirements.

(f)  The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(g)  The Company Group has not (i) applied for or received any Tax ruling, competent authority relief or similar agreement from any Taxing Authority, or (ii) entered into a closing agreement (including any “Heskem Shuma” with the ITA) or any other Contract with any Taxing Authority, or (iii) received a written Tax opinion from counsel with respect to any acquisition or divestiture transaction relating to the Company Group.

(h)  Neither the Company nor any of the Company Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 of the Ordinance or otherwise.

(i)  The Company is duly registered for the purposes of Israeli value added tax and has complied with all requirements concerning Israeli value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. None of the Company’s non-Israeli Subsidiaries is required to register in Israel for Israeli VAT purposes.

(j)  The Company Group has not participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning, or Treasury Regulations Section 1.6011-4(b) or any similar or comparable provision under applicable Law. The Company Group has not received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the Israeli Tax Ordinance, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Customs Ordinance [New Version] 5717-1957 and Section 21(c) of Fuel Excise Law, 5718-1958.

(k)  Except as set forth in Schedule 4.21(k), the Company has not applied for or received any Tax exemption, Tax holiday, or other Tax reduction agreement or order in connection with Israeli Taxes, or other applicable Taxes as the case may be, including any confirmation by the Authority for Investments and Development of the Industry and Economy of the Israeli Ministry of Economy and Industry, acting under the Israeli Law for Encouragement of Capital Investments, 5719 – 1959 (the “Investment Center”) of “Approved Enterprise” or “Benefited Enterprise” status; and there are no royalties, fees, repayments or other amounts due or payable by the Company to any governmental entity with respect to any of the foregoing. No prior approval of the Investment Center, or any other Authority, is required in order to consummate the transactions contemplated by this Agreement, or to preserve entitlement of the Company or any of its Subsidiaries to any such incentive, subsidy, or benefit.

(l)  Schedule 4.21(l) lists all Government Grants, including any election or claim made by the Company Group to be treated as or for benefits of “Approved Enterprise” status from the Investment Center or “Benefited Enterprise” (Mifaal Mutav) or taken any position of being a “Preferred Enterprise” (Mifaal Muadaf) or a “Preferred Technological Enterprise” (Mifaal Technology Muadaf) under the Israeli Law for Encouragement of Capital Investments, 1959. The Company has delivered to Parent accurate and complete information and all the material documentation in connection with any Government Grant. Except for undertakings set forth in letters of approvals that were provided by the Company to Parent and the applicable law and regulations pursuant to which they had been provided, there are no undertakings that the Company Group has given or is subject to in connection with any Government Grant. The Company and its Subsidiaries are in compliance with the material terms, conditions and requirements of their respective Government Grants and have duly fulfilled all the undertakings relating thereto. No written, or to the Knowledge of the Company, oral, claim or challenge has been communicated to the Company Group by any Authority with respect to any entitlement of the Company Group to any Government Grant or the compliance by the Company Group in connection with any Government Grant. To the knowledge of the Company, the ITA does not have any intention to revoke or modify any of the Government Grants. transactions contemplated by this Agreement alone will not adversely affect the Company’s qualification for the Government Grants or the term and duration thereof or require any recapture of any previously claimed Government Grant or any payments in connection with any Government Grant and will not result in the failure of the Company Group to comply with any Government Grant or related Law.  Schedule 4.21(l) sets forth (i) the amount of each Government Grant, both amounts already received and amounts that the Company Group are entitled to receive; (ii) any interest accrued in respect of any Government Grant; (iii) the outstanding obligations of the Company Group under each Government Grant with respect to royalties or other payments; (iv) the type of revenues from which royalty or other payments are required to be made under such Government Grant; (v) the total amount of any payments made by the Company Group prior to the date of this Agreement with respect to such Government Grant; and (vi) any Intellectual Property (including any knowhow) of the Company Group which is not subject to the IIA’s regulations.

(m)  The Equity Incentive Plan received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All 102 Options were and are currently in compliance in all material respects with the applicable requirements of Section 102(b)(2) of the Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of 102 Options only following the lapse of the required thirty (30) day period from the filing of the Equity Incentive Plan with the ITA, the appointment of an authorized trustee to hold the 102 Options, the due deposit of such 102 Options with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012. All Tax rulings, opinions, correspondence, and filings with the ITA relating to the Equity Incentive Plan and any equity awards thereunder have been made available to Parent, except as set forth in Schedule 4.21(m).

(n)  The Company is, and has always been, the beneficial and legal owner of all Company Owned IP for all economic and Tax purposes. All of the Company Owned IP is, and has always been, located in Israel for all Tax purposes. All Company IP created, conceived or developed by (a) any current or former officer or other employee of the Company Group.

4.22  Environmental Laws. The Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company Group alleging any failure to so comply. The Company Group has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company Group that could give rise to any liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.23  Finders’ Fees. Except as set forth on Schedule 4.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its respective Affiliates who might be entitled to any fee or commission from the Company Group, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.24  Directors and Officers. Schedule 4.24 sets forth a true, correct and complete list of all directors and officers of the Company.

4.25  Anti-Money Laundering Laws.

(a)  The Company Group currently is and, since June 1, 2021, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., Chapter 9, Part 5 of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), and except as set forth in Schedule 4.25(a)(iii) has been in compliance with applicable Laws related to (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., the Israeli Defense Export Control Law-2007, Israeli Import and Export Order (Control of Chemical, Biological and Nuclear Sector Exports)-2004 and the Israeli Import and Export Order (Control of Dual Use Goods, Services and Technology Exports)-2006, Control of Commodities and Services Order (Engagement in Means of Encryption)-1974, other export and encryption controls administered by the Israeli Ministry of Defense or Ministry of Economy and Industry, and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b)  Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c)  The Company Group has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.26  Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.26, and such policies are in full force and effect and no notice of cancellation or termination has been received with respect to such policy. The insurance policies to which the Company Group is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since June 1, 2021, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

4.27  Related Party Transactions. Except as set forth in Schedule 4.27, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member, or any Person where a transaction with whom is subject to special approvals under Chapter C of the Companies Law, or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group since June 1, 2021 (each, a “Related Party Contract”). Each Related Party Contract has been authorized by all necessary corporate action on the part of the Company Group, including in compliance with the Companies Law.

4.28  No Trading or Short Position. None of the Company Group or any of its managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.29  Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.30  Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in applications for the Tax Rulings, the ISA Option Exemption Application, the ISA No Action Application and/or any other application for an ISA Exemption, the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the time of the Parent Stockholder Meeting or at the effective date of the Registration Statement, as the case may be, contain any untrue statement of a material fact or to the Company’s Knowledge omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS, AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3 or 5.8, Parent. Holdings, and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1  Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Israel. Holdings is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger. Holdings does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Parent Merger. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Parent Parties have made available to Company, prior to the date of this Agreement, complete and accurate copies of the organizational documents of the Parent Parties, in each case as amended to the date hereof. Neither Parent, Holdings, nor Merger Sub has taken any action in violation or derogation of its organizational documents.

5.2  Merger Sub and Holdings. Merger Sub was formed solely for the purpose of engaging in the transactions and activities incidental thereto. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub and Merger Sub has no subsidiary. Holdings was formed solely for the purpose of engaging in the transactions and activities incidental thereto. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Holdings and Holdings has no subsidiary.

5.3  Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the Parent Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute legal, valid and binding obligations of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions.

5.4  Governmental Authorization. Subject to securing any applicable ISA Exemption (including any filing requirements made in connection thereof), none of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder and (b) the issuance of the Certificate of Merger by the Registrar of Companies pursuant to the Companies Law and any filing required pursuant to the HSR Act.

5.5  Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which a Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon a Parent Party or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any Parent Party’s properties, rights or assets, (e) give rise to any obligation to make payments or provide compensation under any provision of any Permit, Contract or other instrument or obligations binding upon a Parent Party or (f) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of any Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.6  Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.7  Issuance of Shares. The Aggregate Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such share comprising the Aggregate Merger Consideration shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Aggregate Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8  Capitalization.

(a)  As of the date of this Agreement, the authorized share capital of Parent is 106,000,000, divided into 105,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, of which 9,019,499 Parent Class A Common Stock, 1 Parent Class B Common Stock and no preferred stock is issued and outstanding. In addition, as of the date of this Agreement, 7,294,500 Parent Rights (for the issuance of 729,450 shares of Common Stock) are issued and outstanding. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock and Parent Rights are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding shares of Parent Common Stock and Parent Rights have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b)  Merger Sub is authorized to issue 1,000 ordinary shares, par value NIS0.01 per share (“Merger Sub Common Stock”), of which 100 ordinary shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Law, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c)  Holdings is authorized to issue 1,000 shares of common stock, par value 0.0001 per share (“Holdings Common Stock”), of which 1,000 shares of Holdings Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Holdings are issued, reserved for issuance or outstanding. All issued and outstanding Holdings Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Holdings’ organizational documents or any contract to which Holdings by which Holdings is bound. There are no outstanding contractual obligations of Holdings to repurchase, redeem or otherwise acquire any shares of Holdings Common Stock or any equity capital of Holdings. There are no outstanding contractual obligations of Holdings to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d)  Since the date of formation of each of the Parent Parties, and except as contemplated by this Agreement, neither of the Parent Parties has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the board of directors of either of the Parent Parties has not authorized any of the foregoing.

5.9  Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.10  Trust Fund. As of the date of this Agreement, Parent has at least $75 million in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of March 28, 2023, between Parent and the Trustee (as amended, the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s organizational documents. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than public shareholders of Parent holding Parent Class A Common Stock sold in Parent’s IPO who shall have elected to redeem their Class A Common Stock pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account prior to the closing of a “Business Combination”, as such term is defined in the Parent’s Articles]. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Since March 28, 2023, Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time and subject to the approval by Parent and the holders of Parent Common Stock of the Parent Certificate of Incorporation, (i) the obligations of Parent to dissolve or liquidate pursuant to the Parent Articles shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to the Parent Articles to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no shareholder of Parent (other than the underwriters of the IPO or Authority for Taxes) shall be entitled to receive any amount from the Trust Account except to the extent a Parent’s public shareholder shall have elected to tender its Parent Class A Common Stock for redemption pursuant to the Parent Articles (or in connection with an extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Articles).

5.11  Listing. The Parent Class A Common Stock and Parent Rights are listed on Nasdaq, with trading tickers “TBMC,” and “TBMCR”.

5.12  Board Approval.

(a)  Parent’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Parent, (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Articles and (iv) recommended to the Parent’s shareholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”). Such resolutions have not been modified or rescinded by Parent’s Board of Directors.

(b)  Each of Holdings’ and Merger Sub’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole shareholder. Such resolutions have not been modified or rescinded by Holdings’ or Merger Sub’s Boards of Directors.

5.13  Parent SEC Documents and Financial Statements.

(a)  Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) Parent’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (v) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b)  The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing. The Parent SEC Documents (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Parent SEC Documents) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or pending comments from the SEC with respect to the Parent SEC Documents, and, to the Knowledge of Parent, no Parent SEC Documents are subject to SEC review or investigation. The public certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the Parent Class A Common Stock and Parent Rights are listed on Nasdaq, (B) Parent has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Parent Class A Common Stock and Parent Rights, (C) there are no Actions pending or, to the Knowledge of Parent, threatened in writing against Parent by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Parent Class A Common Stock and Parent Rights on Nasdaq and (D) such Parent Class A Common Stock, and Parent Rights and Parent is in compliance with all of the applicable corporate governance rules of Nasdaq.

(c)  As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d)  Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is made known to Parent’s principal executive officer and principal financial officer by others within Parent to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e)  Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)  Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Class A Common Stock or prohibit or terminate the listing of Parent Class A Common Stock on Nasdaq or prohibit the transfer of the listing to Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Class A Common Stock under the Exchange Act.

(g)  The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) are complete and accurate and fairly present, in conformity with GAAP under the standards of PCAOB applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP under the standards of PCAOB applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(h)  Except (i) as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements or disclosed in Parent SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since Parent’s formation and (iii) liabilities that would not reasonably be expected to have a Material Adverse Effect in respect of Parent and Merger Sub, there are no liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent.

(i)  Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with U.S. GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(j)  Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

5.14  Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.15  Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.16  Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.

5.17  Compliance with Laws. No Parent Party nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of a Parent Party, is in violation in any material respect of, and, since November 12, 2021, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since November 12, 2021, (a) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any Parent Party of, or failure on the part of any Parent Party to comply with, or any liability suffered or incurred by any Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (b) no Action by any Authority is pending, or to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by a Parent Party. Since January 1, 2021, the Parent Parties have not been threatened in writing or, to the Parent’s Knowledge, orally to be charged with, or given written or, to Parent’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Neither of the Parent Parties nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of either of the Parent Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.18  Absence of Certain Changes. From the date of the latest balance sheet included in the Parent Financial Statements until the date of this Agreement, (a) the Parent Parties have conducted their respective businesses in the ordinary course and in a manner consistent with past practices; and (b) there has not been any Material Adverse Effect in respect of Parent Parties.

5.19  Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

5.20  Expenses, Indebtedness and Other Liabilities. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.21  Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

5.22  Tax Matters.

(a)  (i) Parent has duly and timely filed all Tax Returns which are required to be filed by it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete in all respects; (iii) there is no Action, pending or proposed in writing, with respect to any amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent has collected and timely remitted to the applicable Taxing Authority all sales Taxes required to be collected by Parent, including VAT; (vi) Parent duly withheld or collected and timely paid over to the applicable Taxing Authority all Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vii) Parent has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b)  Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c)  Parent has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(d)  Parent has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Law).

(e)  Parent has been in compliance in all material respects with all applicable transfer pricing laws and similar legal requirements.

(f)  Parent is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Parent Merger from qualifying for the Parent Merger Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

5.23  Employee Payments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of Parent; (ii) increase any benefits otherwise payable under any Parent Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from Parent or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

Article VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1  Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a)  Except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company, Parent, nor any of its Subsidiaries, shall be permitted to:

(i)  amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii)  amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii)  other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $200,000 (individually or in the aggregate);

(iv)  make any capital expenditures in excess of $200,000 (individually or in the aggregate);

(v)  sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi)  solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP other than pursuant to non-exclusive licenses in the ordinary course of business consistent with past practice;

(vii)  (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii)  (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, in the case of the Company, in excess of an aggregate principal amount of $250,000 other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix)  suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(x)  delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practice);

(xi)  merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xii)  terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii)  institute, settle or agree to settle any Action before any Authority, in each case in excess of $200,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiv)  except as required by Israeli GAAP or U.S. GAAP, as applicable, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xv)  change its principal place of business or jurisdiction of organization;

(xvi)  except in connection with the exercise of rights under the terms of any of the Company Preferred Shares, Company Convertible Notes or Company Options, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of Parent Class A Common Stock held by its public shareholders pursuant to the Parent Articles or as otherwise contemplated herein or in any Ancillary Agreement;

(xvii)  (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (E) surrender or forfeit any right to claim a material Tax refund, or (F) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Parent Merger Intended Tax Treatment or the Merger Intended Tax Treatment;

(xviii)  enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xix)  solely in the case of the Company, other than as required by Law or by a Plan, (A) increase the compensation or benefits of any employee of the Company at the level of manager or above, except for annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance or retention plan;

(xx)  solely in the case of Parent, hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before the Closing);

(xxi)  fail to duly observe and conform in all material respects to any applicable Laws and Orders; or

(xxii)  agree or commit to do any of the foregoing.

(b)  Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c)  Nothing in this Agreement is intended to give Parent, Holdings, or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Outside Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Outside Closing Date. Prior to the Outside Closing Date, each of the Company, Parent, Holdings, and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2  Exclusivity.

(a)  During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction or take any action that could reasonably be expected to lead to an Alternative Proposal, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or that could reasonably be expected to lead to an Alternative Proposal, (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided, however, that the act of informing Persons of the provisions of this Section 6.2, or of the existence of this Agreement, will not be deemed to “encourage,” “solicit,” “initiate,” “engage” or “participate” for purposes of, or otherwise constitute a violation of this Section 6.2(a). Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Parent’s Subsidiaries, (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) with respect to the Company, any sale, lease, exchange, transfer or other disposition of all or a material portion of the (i) assets of the Company or its Subsidiaries (other than sales of inventory in the ordinary course of business) or (ii) any capital stock or other equity interests of the Company or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination (as defined in the Parent Articles).

(b)  In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Without derogating from Section 6.2(a), as used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3  Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4  Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a)  any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b)  any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c)  any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d)  any written notice from Nasdaq with respect to the listing of the Parent securities;

(e)  the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f)  any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied.

6.5  Registration Statement/Proxy Statement; Other Filings.

(a)  As promptly as practicable after the execution of this Agreement, Holdings, Parent and the Company shall jointly prepare and Holdings shall file with the SEC, and with all other applicable regulatory bodies, mutually acceptable proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), to be filed by Holdings with the SEC, which shall also include a prospectus (such prospectus, together with the Proxy Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) pursuant to which the Parent Common Stock issuable in the Merger shall be registered. Holdings shall promptly respond to any SEC comments on the Registration Statement.  Holdings also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of Parent, Holdings, and the Company agrees, as promptly as reasonably practicable, to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, Holdings, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(b)  Parent and Holdings (i) shall permit the Company and its counsel to review and comment on the Registration Statement and Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Registration Statement and Proxy Statement/Prospectus or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent and Holdings shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent, Holdings or any of their Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Registration Statement and Proxy Statement/Prospectus, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Holdings shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company. Holdings will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Holdings will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

(c)  As soon as practicable following the date on which the Registration Statement is declared effective by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents, the applicable Nasdaq rules and the applicable Laws of Israel and the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other proposals presented to the holders of Parent Common Stock for approval or adoption at the Parent Stockholder Meeting.

(d)  Parent and Holdings shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the applicable Nasdaq rules and all applicable Laws of Israel and the State of Delaware, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent and Holdings shall ensure that each of the Registration Statement, as of the effective date of the Registration Statement, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholder Meeting, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that neither Parent nor Holdings shall be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, as applicable, will not as of the effective date of the Registration Statement and the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the holders of Parent Common Stock or at the time of the Parent Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to Parent, Holdings, or the Company or any other information furnished by Parent, Holdings, Merger Sub or the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, which would make the preceding two sentences incorrect, should be discovered by Parent, Holdings, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Parent Common Stock (provided, that the Company shall not be responsible for the accuracy or completeness of any information relating to the Parent or Holdings (or any other information) that is furnished by the Parent or Holdings expressly for inclusion in the Proxy Statement/Prospectus). In connection therewith, Parent, Holdings, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Articles and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the amendment and restatement of Parent’s organizational documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Parent and the Company) (as may be subsequently amended by mutual written agreement of Parent and the Company at any time before the effectiveness of the Registration Statement) including the change of Parent’s name to “Cyabra, Inc.” and any separate or unbundled proposals as are required to implement the foregoing; (iii) approval of the members of the Board of Directors of Parent immediately after the Closing; (iv) approval of the issuance of Parent Common Stock in connection with the Merger under applicable exchange listing rules; (v) approval of the Parent Equity Incentive Plan (the proposals set forth in the foregoing clauses (i) through (v), the “Required Parent Proposals”); (vi) all required approvals under Nasdaq rules of the issuance of Parent Common Stock in connection with any financing in connection with the transactions contemplated hereunder; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Parent Merger and the Merger as reasonably determined by the Company and Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(f) Parent and Holdings, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC and Parent and shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock (but in any event within ten (10) Business Days of the later of (i) the receipt and resolution of SEC comments with respect to the Proxy Statement/Prospectus and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act). The Offer Documents shall provide the public shareholders of Parent with the opportunity to redeem all or a portion of their Parent Class A Common Stock, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Articles, the proceeds held in the Trust Account will first be used for the redemption of the Parent Class A Common Stock held by Parent’s public shareholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the effective date of the Registration Statement (and in any event within 45 days following such date) for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend without reservation that the holders of Parent Common Stock vote in favor of the Parent Proposals and neither the Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the recommendation of Parent’s Board of Directors.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/ Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/ Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/ Prospectus or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Registration Statement and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Israeli Approvals. As soon as practicable after the execution and delivery of this Agreement, taking into account the provisions of Section 7.2 below: (i) Company and Merger Sub shall cause the merger proposal (in the Hebrew language) in substantially the form to be mutually agreed upon between the Parties (the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law; and (ii) each of the Company and Merger Sub shall deliver the Merger Proposal to the Registrar of Companies within three days from the calling of the Company’s shareholders’ meeting in accordance with Section 317(a) of the Companies Law. The Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Registrar of Companies, and each of their respective material creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Registrar of Companies, and shall promptly inform their respective non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. Promptly after the Company and Merger Sub shall have complied with the immediately preceding sentence and with Section 6.6(a) through Section 6.6(d), but in any event no more than three days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Registrar of Companies, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Companies Law and the regulations promulgated thereunder. In addition to the foregoing, the Company and, if applicable, Merger Sub, shall:

(a) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Registrar of Companies and that the creditors may review the Merger Proposal at the office of the Registrar of Companies, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (i) two daily Hebrew newspapers and a newspaper in such other locations as required by the Companies Regulations (Merger), 5760-2000, on the day that the Merger Proposal is submitted to the Registrar of Companies, and (ii) if required, in such other manner as may be required by any applicable law and regulations;

(b) within four business days from the date of submitting the Merger Proposal to the Registrar of Companies, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Companies Law) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Registrar of Companies and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in paragraph (a) of this Section 6.6;

(c) display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper, no later than three business days following the day on which the Merger Proposal was submitted to the Registrar of Companies; and

(d) in accordance with customary practice, of the Registrar of Companies, after Parent and the Company determine the intended date for the Closing, Merger Sub and the Company shall request that the Registrar of Companies shall declare the Merger effective and issue the Certificate of Merger upon such date as Parent and the Company shall have determined.

For the purposes of this Section 6.6 only, the term “business day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the Companies Law.

6.7 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of Parent Class A Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions, if any, and the expenses of Parent and the Company to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.8 Obligations of Merger Sub and Holdings. Parent shall take all action necessary to cause Merger Sub and Holdings to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.9 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Authority to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act and any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; (vi) make all necessary applications, notices, petitions and filings required, or in lieu thereof a request for a waiver of filing, in connection with the pre-merger notification under the under the Israeli Competition Law, if required; and (vii) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act and/or Israeli Competition Law) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.9 as “Outside Counsel Only”.

6.10 IIA Notice. Promptly following the execution of this Agreement, but not later than the Closing, in each case in accordance with the R&D Law, the Company shall submit a written notice (the “IIA Notice”) to the IIA regarding the change in ownership of the Company effected as a result of the Merger and the transactions contemplated herein.

(a) Affiliates; Tax Rulings. Options Tax Ruling. As soon as practicable after the date of this Agreement, subject to Section 6.10(c) below, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling confirming the assumption and exchange of the Assumed Warrants (if applicable), 102 Options and 3(i) Options for the Converted Stock Options in accordance with Section 3.2 above, prior to the 102 Trust Period, shall not constitute a taxable event so long as with respect to the 102 Options they are deposited with the 102 Parent Trustee and issued in accordance with the Parent Equity Incentive Plan; (the “Options Tax Ruling”). The Company shall include in the request for the Options Tax Ruling a request to exempt Parent, the Surviving Corporation, the Exchange Agent and their respective agents from any withholding obligation with respect to the Assumed Warrants (if applicable), 102 Options, 102 Shares and 3(i) Options. The Options Tax Ruling may be a separate tax ruling or may be incorporated into the Exchange Ruling. If the Options Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent, Merger Sub, paying agent or any Person acting on their behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding Tax in relation to any payments and the issuance of Converted Stock Options in exchange for the Assumed Warrants (if applicable), 102 Options, the 102 Shares and 3(i) Options in connection with the Merger (the “Interim Options Tax Ruling”). To the extent that prior to the Closing an Interim Options Tax Ruling shall have been obtained, then all references in this Agreement to the Options Tax Ruling shall be deemed to refer to such Interim Options Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained.

(b) Exchange Tax Ruling. As soon as practicable after the date of this Agreement, subject to Section 6.11(c) below, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a Tax ruling permitting any certain shareholders who are covered by such tax ruling (each, an “Covered Seller”) to defer any applicable Israeli Tax with respect to any consideration in Parent Common Stock that such Covered Seller will receive pursuant to this Agreement in accordance with the provisions of Section 104H of the Ordinance, as reasonably coordinated with Parent, or as otherwise determined by the ITA (the “Exchange Tax Ruling”), and it being agreed that in connection therewith, the Parent shall not object to any restrictions, conditions or obligations that are either statutorily required pursuant to the Exchange Tax Ruling or other applicable sections of the Ordinance, or are otherwise customary conditions regularly associated with such a ruling or reasonably required by the ITA, including the deposit of the new Parent Common Stock issuable to the Covered Sellers with a designated trustee, and in such event, any reference in this Agreement concerning the issuance of Parent Common Stock directly to a Company Shareholder, shall be deemed, to the extent that such Company Shareholder is a Covered Seller, the issuance to the Exchange Agent. The Company shall include in the request for the Exchange Tax Ruling to exempt Parent, the Surviving Corporation, the Exchange Agent, and their respective agents from any withholding obligation in connection with issuing Parent Common Stock. Accordingly, the Company will first file an application with the ITA prior to the Closing for an interim tax ruling confirming, among other things, that (i) the exchange of the Company’s shares (other than 102 Options, 102 Shares, Assumed Warrants and 3(i) Options) as part of the transaction shall not constitute an immediate taxable event, and (ii) the Parent and any Person acting on its behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding Tax in relation to issuance of Parent Common Stock in exchange for exchange of the Company’s shares in connection with the Merger (the “Interim Exchange Tax Ruling”, and together with the Options Tax Ruling and the Interim Options Tax Ruling – the “Tax Rulings”). To the extent that prior to the Closing an Interim Exchange Tax Ruling shall have been obtained, then all references in this Agreement to the Exchange Tax Ruling shall be deemed to refer to such Interim Exchange Tax Ruling, until such time that a final definitive Exchange Tax Ruling is obtained.

(c) The text of the applications for, filing relating to, and the final text of the Tax Rulings shall be subject to the prior written confirmation of Parent or its counsel, not to be unreasonably withheld, conditioned, or delayed. In addition Parent shall cooperate with Company with respect to the filings of the Tax Ruling (and specifically, the Option Tax Ruling and/or the Interim Options Tax Ruling, as they pertain to the Parent Equity Incentive Plan). The Company and its counsel and advisors shall not make any application to, or conduct any material negotiation with, the ITA with respect to matters relating to the subject matter of the Tax Rulings, without prior coordination with Parent or its counsel. The Company’s representatives shall provide Parent’s counsel, with a full update of the discussions held.

(d) Parent will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist the Company to obtain the Tax Rulings. The Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist Parent and Merger Sub to obtain the Tax Rulings. Parent hereby undertakes, at all times following the Closing, (i) to comply, and to cause its Subsidiaries to comply, with all of the terms and conditions of the Tax Rulings, and (ii) to refrain from taking or failing to take such actions, which actions or omissions would or would be reasonably expected to breach, jeopardize or adversely change the effectiveness of, and/or the favorable tax treatment prescribed under, such Tax Rulings.

Article VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period:

(a) the Company shall duly observe and conform in all material respects to all applicable Law and Orders;

(b) the Company shall, on behalf of the Company Group, duly and timely file all Tax Returns required to be filed prior to the Closing Date with the applicable Taxing Authorities and pay any and all Taxes due and payable prior to the Closing Date; and

(c) the Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock or Parent Rights, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

7.2 Company’s Shareholders Meeting.

(a) As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within thirty (30) days following such date (the “Company Shareholder Approval Deadline”), the Company shall take all action necessary under applicable Laws to either call, give notice of and hold the Company’s shareholders’ meeting (including any and all requisite class meetings, if applicable) for purposes of seeking the Company’s shareholders’ approval for the Agreement, the transactions contemplated thereunder and other related matters or obtain a unanimous written consent of its shareholders in accordance with Section 76 of the Companies Law authorizing and approving the Agreement, the transactions contemplated thereunder and other related matters. The Company shall permit Parent and its counsel to review and comment on any materials provided in connection with the Company’s shareholders’ meeting prior to the distribution thereof. If applicable, the Company shall use reasonable best efforts to solicit from its shareholders proxies for voting on the matters to be voted on at the Company’s shareholders’ meeting as contemplated under this Agreement. If applicable, the Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Company’s shareholders’ meeting in compliance with all applicable Laws, including the Companies Law and the Company Articles.

(b) The Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

(c) No later than three days after the approval of the Merger by the Company’s shareholders, the Company shall inform the Registrar of Companies of the Company’s shareholders’ approval having been obtained.

7.3 Additional Financial Information. No later than September 26, 2024, the Company shall provide Parent with the Company’s audited financial statements for the twelve month periods ended December 31, 2023 and 2022 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Year End Financials”) and the quarterly reviewed financial statements for the quarters ended March 31, 2024 and June 30, 2024 . Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than forty-five (45) calendar days following the end of each quarterly period (the “Required Financial Statements”) and consolidated interim monthly information for each month thereafter shall be delivered to Parent no later than 20 days following the end of each month. All of the financial statements to be delivered pursuant to this Section 7.3, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide with additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC.

7.4 Lock-Up Agreements. Prior to the Closing, the Company shall use reasonable best efforts to cause those persons set forth on Schedule 7.4 to enter into a Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the shares comprising the Aggregate Merger Consideration shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement. Notwithstanding the foregoing, not less than 90% of the Company Shareholders shall enter into a Lock-Up Agreement with Parent.

Article VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The Parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company, Holdings, and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, Merger Sub or members of the boards of directors of Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Parent Rights Agreement, and the Underwriting Agreement, dated as of March 28, 2023, by and among Parent and LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc., as representative of the underwriters named therein, and (b) enforce the terms of the letter agreement, dated as of March 28, 2023, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent, its Subsidiaries, and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement to those individuals and under the terms set forth in Schedule 8.4(a), in the organizational documents of and with respect to Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing for acts that occurred prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s and Parent’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company or Parent, as the case may be, with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. To the maximum extent permitted by applicable Law, during such six-year period, Parent shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company Articles or other indemnification agreements as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the Company Articles shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of the Company (“D&O Persons”) entitled to be so indemnified, their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such D&O Person was a director or officer of the Company immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law. Notwithstanding anything to the contrary contained herein, the D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.4 are intended to be third-party beneficiaries of this Section 8.4. This Section 8.4 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Parent.

8.5 Parent Public Filings; Nasdaq. During the Interim Period, Parent will use commercially reasonable efforts to keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use commercially reasonable efforts prior to the Closing to maintain the listing of the Parent Class A Common Stock and the Parent Rights on Nasdaq. During the Interim Period, Parent and Holdings shall use its commercially reasonable efforts to cause (a) Holdings’ initial listing application with Nasdaq, to be agreed mutually by Parent, Holdings, and the Company, in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq, to be satisfied; and (c) the Parent Common Stock, including the shares comprising the Aggregate Merger Consideration, to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time. The Company shall provide information reasonably requested by Parent or Holdings with respect to such Nasdaq application and otherwise cooperate with Parent to obtain and maintain such listing.

8.6 Certain U.S. Tax Matters.

(a) Each of Parent, Holdings, Merger Sub and the Company shall use its reasonable best efforts to cause the Parent Merger to qualify for the Parent Merger Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment, and none of Parent, Holdings, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Parent Merger from qualifying for the Parent Merger Intended Tax Treatment or Merger from qualifying for the Merger Intended Tax Treatment.

(b) Each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Parent Merger Intended Tax Treatment and the Merger Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with its Tax Return for the taxable year of the Parent Merger and Merger), and shall take no position inconsistent with the Parent Merger Intended Tax Treatment or the Merger Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Parent. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d) In the event the SEC requests or requires a tax opinion regarding (i) the Parent Merger Intended Tax Treatment, Parent shall cause Loeb & Loeb LLP to deliver such tax opinion to Parent, or (ii) the Merger Intended Tax Treatment, the Company shall cause Lowenstein Sandler LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to Lowenstein Sandler LLP. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger or the Merger Intended Tax Treatment and Lowenstein Sandler LLP shall not be required to provide any opinion to any party regarding the Parent Merger or the Parent Merger Intended Tax Treatment.

8.7 Parent Equity Incentive Plan.

(a) Prior to the effective date of the Registration Statement, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit G, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”) and the Israeli Sub-Plan. The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to ten percent (10%) of the fully diluted Parent Common Stock to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan as mutually determined by the Company and Parent.

8.8 PIPE Investment.

(a) Parent shall take all actions required to obtain the PIPE Investment and consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including to (x) comply with its obligations under the Subscription Agreements, and (y) in the event that all conditions in the Subscription Agreements have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing. Parent shall not permit, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements.

(b) The Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Investment, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of Parent (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by Parent, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (iv) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in Parent’s efforts to obtain the PIPE Investment and market the transactions contemplated by this Agreement.

(c) Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Class A Common Stock in connection with the Business Combination, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

(d) Further, up to $1,000,000 of the PIPE Investment may be provided upon the initial filing of the Registration Statement with the SEC, if mutually agreed upon between the parties.

8.9 Section 16 Matters. Parent shall, prior to the Effective Time, cause the Parent’s Board of Directors to approve the issuance of Parent Common Stock in connection with the transactions contemplated hereby with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.10 Employment Agreement. Prior to the filing of the definitive Registration Statement, the Company will amend and restate the employment agreements, or enter into new employment agreements (the “Employment Agreements”), with each of the Key Employees, which Employment Agreements: shall be in a form reasonably acceptable to Parent, the Company and the Key Employees, and shall contain market terms for a public company of similar size and industry to the Company including but not limited to confidentiality provisions, restrictions on completion, and -solicitation. Compensation in the Employment Agreements will be equal to the following: (i) $280,000 annual salary, (ii) $40,000 annual bonus and (iii) one time transaction bonus in the amount of $400,000.

8.11 Share Grant to Key Employees. Upon the Closing, the Key Employees will receive 400,000 shares of Class A Common Stock of the Parent in the aggregate.

8.12 Equity Line of Credit. An Affiliate of Parent shall facilitate a $25,000,000 equity line of credit for the Parent in connection with the Closing. Such equity line shall be on standard market terms.

8.13 IIA Undertaking. Upon the Closing, Parent shall execute a Letter of Undertaking to the IIA in the form found on the IIA’s website with respect to the investment made under this Agreement and attached herein as Schedule 8.13.

8.14 Company Plans. Parent shall, and shall cause its Subsidiaries to, honor the terms (as in effect prior to the Closing) of all Company Plans.

8.15 Reporting; Compliance. Parent shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

8.16 Tax Matters. From and after the Closing Date, Parent shall, on behalf of the Company Group, duly and timely file all Tax Returns required to be filed on or after the Closing Date with the applicable Taxing Authorities and pay any and all Taxes due and payable on or after the Closing Date.

Article IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) (i) All applicable waiting periods, if any, under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) No Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Parent Merger or the Merger or making the Parent Merger or the Merger illegal, which Order or Law is final and non-appealable.

(d) The Company Shareholder Approval shall have been obtained;

(e) Each of the Required Parent Proposals shall have been approved at the Parent Stockholder Meeting;

(f) Holdings’ initial listing application with Nasdaq, as applicable, in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent and Holdings shall satisfy any applicable initial and continuing listing requirements of Nasdaq, as applicable, and neither Parent nor Holdings shall have received any notice of non-compliance therewith, and the shares comprising the Aggregate Merger Consideration shall have been approved for listing on Nasdaq, as applicable.

(g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

(h) Statutory Waiting Period. At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Registrar of Companies and at least thirty (30) days shall have elapsed after the Company Shareholder Approval.

9.2 Conditions to Obligations of Parent, Holdings, and Merger Sub. The obligation of Parent, Holdings, and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties which would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company and its ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Articles, certified as of a recent date; (ii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and; and (iii) a certificate of existence of the Company from the online database of the Registrar of Companies.

(g) Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

(i) The Company shall have obtained each Company Consent set forth on Schedule 4.8.

(j) Any and all agreements and/or arrangements between the Company and any of its shareholders or investors, granting any rights in the Company’s equity and/or any obligations by the Company (including without limitations, the Amended and Restated Investors’ Rights Agreement dated as of June 4, 2023 among the Company and certain Right Holders (as defined therein)), save for agreements entered between Company and its employees concerning their engagement in the ordinary course and/or options granted under the Equity Incentive Plan, and the Company Warrants, have been terminated with no liability to the Company in accordance with their terms.

(k) The ISA Exemption shall have been obtained.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent, Holdings, and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent, Holdings, or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent, Holdings, and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of Parent, Holdings, or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Parent Certificate of Incorporation, in the form attached hereto as Exhibit A, shall have been filed with, and declared effective by, the Secretary of State of the State of Delaware.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Registrar of Companies.

(i) Each of Parent, Sponsor or other shareholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other shareholder of Parent, as applicable, is a party.

(j) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.9.

(k) The PIPE Investment shall have been consummated pursuant to the terms set forth in Section 8.8.

(l) The financing of the 2024 Convertible Notes shall have been consummated.

(m) The Tax Rulings (or Interim Tax Rulings) shall have been obtained.

Article X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before December 31, 2024 (the “Outside Closing Date”) (provided, that, if the SEC has not declared the Registration Statement and Proxy Statement effective on or prior to December 31, 2024, the Outside Closing Date shall be automatically extended by 3 months); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Parent Merger or the Merger or making the Parent Merger or the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving written notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have, (A) at any time prior to the Closing Date, if: (i) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; provided, however, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or (B) at any time after the Company Shareholder Approval Deadline if the Company has not previously received the Company Shareholder Approval (provided, that upon the Company receiving the Company Shareholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (B)).

(b) The Company may terminate this Agreement by giving written notice to Parent, without prejudice to any rights or obligations the Company may have, at any time prior to the Closing Date, if: (i) Parent shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach; provided, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or common law fraud or willful breach in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or common law fraud. The provisions of Section 8.3, this Section 10.3 and Article XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

Article XI
MISCELLANEOUS

11.1 Non-Survival. Other than as otherwise provided in the last sentence of this Section 11.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party or its Representatives. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Agreement that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Agreement that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Agreement.

11.2 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or internationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) five (5) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Cyabra Strategy Ltd.

13 Gershon Shatz

Tel Aviv 6997543

Israel

Attention: Dan Brahmy, Chief Executive Officer

E-mail: Dan@cyabra.com

with a copy (which shall not constitute notice) to:

Goldfarb Gross Seligman & co.

One Azrieli Center, Round Building

Tel Aviv 6702101, Israel

Attention: Adv. Chen Manzur

Email: chen.manzur@goldfarb.com

and

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas, New York, NY 10020

Attention: Dotan Barnea and Annie Nazarian Davydov

Email: dbarnea@lowenstein.com and anazarian@lowenstein.com

if to Parent or Merger Sub (prior to the Closing):

Trailblazer Merger Corporation I

510 Madison Avenue

Suite 1401

New York, NY 10022

Attention:

Attention: Arie Rabinowitz

Email: arabin@trailblazermergercorp.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum

E-mail: mnussbaum@loeb.com

11.3 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.5 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.6 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

11.7 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.9 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.10 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.11 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.13 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.14 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

11.15 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in Article IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, HOLDINGS, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, HOLDINGS, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, Holdings, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent, Holdings, and Merger Sub made available to the Company and the Company Securityholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, Holdings, and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in Article V, in each case as modified by the Schedules and the Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Holdings, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Holdings, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent, Holdings, or Merger Sub, the nature or extent of any liabilities of Parent, Holdings, or Merger Sub, the effectiveness or the success of any operations of Parent, Holdings, or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent, Holdings, or Merger Sub furnished to the Company, the Company Securityholders or their respective Representatives or made available to the Company, the Company Securityholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent, Holdings, or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Holdings, and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Holdings, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

11.16 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

11.17 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.17 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.2 shall be effective service of process for any such Action.

11.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.19 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

TRAILBLAZER MERGER CORPORATION I

By:	/s/ Arie Rabinowitz
	Name:	Arie Rabinowitz
	Title:	Chief Executive Officer

Merger Sub:

TRAILBLAZER MERGER SUB LTD.

By:	/s/ Chanan Schneider
	Name:	Chanan Schneider
	Title:	Director

Holdings:

TRAILBLAZER HOLDINGS, INC.

By:	/s/ Arie Rabinowitz
	Name:	Arie Rabinowitz
	Title:	Chief Executive Officer

Company:

CYABRA STRATEGY LTD.

By:	/s/ Dan Brahmy
	Name:	Dan Brahmy
	Title:	CEO

[Signature Page to Merger Agreement]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRAILBLAZER HOLDINGS, INC.

The present name of the corporation is Trailblazer Holdings, Inc. (the “Corporation”). The Corporation was incorporated under the name “Trailblazer Holdings, Inc.” by the filing of its original certificate of incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware on July 16, 2024. This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Original Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Original Certificate is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation is Cyabra, Inc.

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1521 Concord Pike, Suite 201, in the City of Wilmington, in the County of New Castle, Delaware 19803. The name of its Registered Agent at such address is Corporate Creations Network Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITALIZATION

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [____]. The total number of shares of Common Stock that the Corporation is authorized to issue is [_____], having a par value of [$0.0001] per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [____], having a par value of [$0.0001] per share.

Immediately upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of the (i) Class A Common Stock, par value $0.0001 per share, (ii) Class B Common Stock, par value $0.0001 per share, of the Corporation outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time (collectively, the “Old Stock”) shall be reclassified as, and become, one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the Corporation or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Old Stock shall be deemed to represent an equivalent number of shares of Common Stock. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Stock and all references to the Old Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be. The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends (payable in cash, property or capital stock of the Corporation) on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law, and shall share equally on a per share basis in such dividends.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) with a separate class vote of the holders of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

B. The directors of the Corporation (other than those directors who may be elected by the holders of any series of Preferred Stock) shall be classified and divided with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the time at which the initial classification of the Board of Directors becomes effective; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the time at which the initial classification of the Board of Directors becomes effective; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the time at which the initial classification of the Board of Directors becomes effective. At each annual meeting of stockholders of the Corporation following such initial classification, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. During any period when the holders of any one or more series of Preferred Stock issued by the Corporation shall have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Certificate of Designation) and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such additional director’s earlier death, resignation, disqualification or removal. Except as otherwise provided or fixed pursuant to the provisions of this Certificate of Incorporation (including any Certificate of Designation), whenever the holders of one or more series of Preferred Stock having such separate right to elect additional directors case to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
STOCKHOLDER ACTION

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any one or more series of Preferred Stock, may be taken without a meeting, without prior notice and without a vote, unless otherwise restricted by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VII
LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII
AMENDMENTS; INVALIDITY

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-thirds (66⅔%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article IV(B), Article V, Article VI, Article VII, Article VIII and this Article IX.

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, Trailblazer Holdings, Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By:
Name:
Title:

Exhibit B

AMENDED AND RESTATED

BYLAWS
OF

CYABRA, INC.

Article I — Corporate Offices

1.1	Registered Office.

The address of the registered office of Cyabra, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2	Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

2.1	Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2	Annual Meeting.

The Board shall designate the date, time and place (if any) of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders at any time, before or after the notice of such meeting has been sent to the stockholders.

2.3	Special Meeting.

(i) A special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

(ii) No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4	Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting to present the proposed business. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which preceding year’s annual meeting shall, for purposes of the Corporation’s first annual meeting after the Corporation’s shares are first publicly traded, be deemed to have occurred on [●], 20[●]); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the 120th day prior to such annual meeting or not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) a description of any agreement, arrangement or understanding with respect to any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable pursuant to such agreement, arrangement or understanding from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (6) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (6) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and (7) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies or votes from stockholders in support of such proposal.

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board of Directors shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if the Board of Directors so determines, the presiding officer shall have the power and authority to so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. If at any meeting of stockholders business is proposed to be brought before the meeting for which advance notice was not given or provided as required by this Section 2.4, the presiding officer of the meeting shall have the power and authority to declare that such proposed business shall not be transacted.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or security holders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5	Notice of Nominations for Election to the Board of Directors.

(i) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any duly authorized committee of the Board, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting to present the nomination. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting at which directors are to be elected was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. Notwithstanding anything in paragraph (ii) of this Section 2.5 to the contrary, in the event that the number of directors subject to election at the annual meeting is increased, such stockholder’s notice as to any additional nominees only shall be due on the later of (i) the conclusion of the time period for Timely Notice at an annual meeting, (ii) the date set forth in Section 2.5(ii)(a) for a special meeting, or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, (1) any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting) and (2) a representation whether such Nominating Person intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee, (B) otherwise to solicit proxies or votes in support of such nomination, and/or (C) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act; and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act, (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective affiliates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(vi) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

2.6	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in the case of a nomination by a stockholder of record, in accordance with the time periods set forth in Section 2.5), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (b) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Corporation may also require any proposed candidate for nomination as a Director to furnish such other information as the Corporation may reasonably require to determine whether such proposed nominee is qualified under the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation to serve as a director and/or independent director of the Corporation.

(iii) A candidate for nomination as a director by a stockholder pursuant to Section 2.5(i)(y) shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate proposed be nominated by a stockholder in accordance with these bylaws shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if any Nominating Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19 promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(v) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6; provided, however, that nothing in Section 2.5 and this Section 2.6 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

2.7	Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8	Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9	Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10	Organization; Conduct of Business.

Meetings of stockholders shall be presided over by the Chair of the Board, if any, or in his or her absence by the Chief Executive Officer or in the absence of the foregoing persons by a presiding officer, who shall be a director or officer of the Corporation, designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting (whether or not a quorum is present), to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.

2.11	Voting.

Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Unless a different or minimum vote is required by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12	Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13	Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14	List of Stockholders Entitled to Vote.

The Corporation shall prepare, no later than the 10th day before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15	Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a one or more inspectors to act at the meeting.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(iv) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16	Delivery to the Corporation.

Whenever Section 2.6 of this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by Section 2.4, 2.5, and 2.6 of this Article II.

Article III — Directors

3.1	Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2	Number of Directors.

The total number of directors constituting the Board shall be determined as set forth in the Certificate of Incorporation.

3.3	Election, Qualification and Term of Office of Directors.

The terms of directors shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4	Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the Certificate of Incorporation.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled as set forth in the Certificate of Incorporation.

3.5	Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6	Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7	Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8	Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9	Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10	Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity

3.11	Chairperson of the Board

The Corporation may also have, at the discretion of the Board, a Chairperson of the Board who shall be elected from among its ranks and who shall have the power to preside at all meetings of the Board and have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.

Article IV — Committees

4.1	Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2	Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3	Quorum.

At all committee meetings, unless otherwise provided by the Certificate of Incorporation, a majority of the directors then serving on such committee shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the committee, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws.

4.4	Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V — Officers

5.1	Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as deemed necessary or advisable and as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2	Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3	Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or as any officer upon whom the power of appointment of such officer may be conferred by the Board may from time to time determine.

5.4	Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect upon receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5	Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6	Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7	Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8	Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI — General Matters

6.1	Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

6.2	Stock Certificates; Partly Paid Shares.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

6.3	Lost Certificates.

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4	Shares Without Certificates.

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

6.5	Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

6.6	Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

6.7	Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

6.8	Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

6.9	Transfer of Stock.

Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

6.10	Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

6.11	Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

6.12	Transfer Agents and Registrars.

The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

6.13	Conflict with Certificate of Incorporation or Applicable Law.

These bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Article VII — Notice

7.1	Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article VIII — Indemnification

8.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 8.3, the Corporation shall indemnify, to the fullest extent permitted by law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 8.3, the Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3	Authorization of Indemnification.

Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

8.4	Claims.

If a claim for indemnification under this Article VIII (following the final disposition of such proceeding) is not paid in full within sixty (60) days after the Corporation has received a claim therefor an director or officer seeking indemnification under this Article VIII, or if a claim for any advancement of expenses under this Article IX is not paid in full within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the such director or officer shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, such director or office shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. Neither a contrary determination in the specific case under Section 8.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct.

8.5	Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer, or former director or officer, in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

8.6	Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 8.1 or 8.2 shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 or Section 8.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

8.7	Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

8.8	Certain Definitions.

For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

8.9	Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.10	Effect of Repeal or Modification.

A right to indemnification or to advancement of expenses arising hereunder shall not be eliminated or impaired by an amendment or repeal of these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

8.11	Limitation on Indemnification.

Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.3), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

8.12	Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

8.13	Primacy of Indemnification.

Notwithstanding that a director or officer of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 8.13 shall only apply to Covered Persons in their capacity as Covered Persons.

8.14	Saving Clause.

If this bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 8.14 that shall not have been invalidated, or by any other applicable law. If this Section 8.14 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the full extent under any other applicable law.

Article IX — Forum

9.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine.

9.2 Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

9.3 Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII.

Article X Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds (66⅔%) of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Exhibit C

Form of Company Support Agreement

(Attached)

C-1

Exhibit D

Form of Parent Support Agreement

(Attached)

D-1

Exhibit E

Form of Lock-Up Agreement

(Attached)

E-1

Exhibit F

Form of Registration Rights Agreement

(Attached)

F-1

Exhibit G

CYABRA, INC.

2024 Omnibus Equity Incentive Plan

1.	Establishment and Purpose

1.1  The purpose of the Cyabra, Inc. 2024 Omnibus Equity Incentive Plan (the “Plan”) is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company (as defined herein) and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Company, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Subsidiaries.

1.2  This Plan also permits the issuance of Awards in substitution for awards relating to ordinary shares NIS 0.01 per share of Cyabra Strategy Ltd. (“Legacy Cyabra”) that were outstanding immediately prior to the “Effective Time” as defined in that certain Merger Agreement, dated as of July 22, 2024 (the “Merger Agreement”), by and among Legacy Cyabra, Trailblazer Merger Corporation I, a Delaware corporation, Trailblazer Holdings, Inc., and Trailblazer Merger Sub, Ltd., an Israeli company, as amended, restated or otherwise modified from time to time.

1.3  The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon the date set forth in Section 17.1 hereof.

2.	Definitions

Capitalized terms used and not otherwise defined in this Plan or in any Award Agreement have the following meanings:

2.1  “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.

2.2  “Applicable Law” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that applies to Awards.

2.3  “Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Incentive Bonus Award, Other Cash-Based Award and/or Other Stock-Based Award granted under the Plan.

2.4  “Award Agreement” means either (i) a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.5  “Board” means the Board of Directors of the Company.

2.6  “Cause” means a Participant’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of Awardee’s employment or other service; (iii) use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a disability), which refusal, if curable, is not cured within fifteen (15) days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within fifteen (15) days after the delivery of written notice thereof; (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; or (vii) any material breach of any policy of the Company or its Affiliates or any action that the Board, in its sole discretion, determines is reasonably likely to cause the Company or its Affiliates disgrace or disrepute. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

2.7  “Change in Control” shall be deemed to have occurred if any one of the following events shall occur:

(i) Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common Stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Company; or

(ii) The consummation of any (a) merger or other business combination of the Company, (b) sale of all or substantially all of the Company’s assets or (c) combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity or a parent entity; or

(iii) Within any twelve (12)-month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision; or

(iv)  The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (1) no event or condition shall constitute a Change in Control to the extent that, if it were, a penalty tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such penalty tax and (2) no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in the Plan or any Award Agreement shall exist, to the extent that the Board so determines by resolution adopted and not rescinded prior to the Change in Control; provided, however, that no such determination by the Board shall be effective if it would cause a Participant to be subject to a penalty tax under Section 409A of the Code.

2.8  “Code” means the Internal Revenue Code of 1986, as amended. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.9  “Committee” means the committee of the Board delegated with the authority to administer the Plan, or the full Board, as provided in Section 3 of the Plan. With respect to any decision relating to a Reporting Person, the Committee shall consist solely of two or more directors who are disinterested within the meaning of Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision. The fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate an Award if the Award is otherwise validly made under the Plan. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee however caused.

2.10  “Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

2.11  “Company” means Cyabra, Inc., a Delaware corporation, and any successor thereto as provided in Section 15.8.

2.12  “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, director or consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Committee in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a director will not constitute an interruption of Continuous Service. To the extent permitted by Applicable Law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s (or an Affiliate’s) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law or permitted by the Committee. Unless the Committee provides otherwise, in its sole discretion, or as otherwise required by Applicable Law, vesting of Awards shall be tolled during any unpaid leave of absence by a Participant.

2.13  “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, or the power to appoint directors of the Company, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

2.14  “Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

2.15  “Disability” means a Participant being considered “disabled” within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-3(i)(4), as well as any successor regulation or interpretation.

2.16  “Effective Date” means the date set forth in Section 17.1 hereof.

2.17  “Effective Time” has the meaning set forth in Section 1

2.18  “Eligible Person” means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary.

2.19  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.20  “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower Exercise Prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Committee will determine the terms and conditions of any Exchange Program in its sole discretion.

2.21  “Fair Market Value” of a share of Common Stock shall be, as applied to a specific date (i) the closing price of a share of Common Stock as of such date on the principal established stock exchange or national market system on which the Common Stock is then traded (or, if there is no trading in the Common Stock as of such date, the closing price of a share of Common Stock on the most recent date preceding such date on which trades of the Common Stock were recorded), or (ii) if the shares of Common Stock are not then traded on an established stock exchange or national market system but are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market as of such date (or, if there are no closing bid and asked prices for the shares of Common Stock as of such date, the average of the closing bid and the asked prices for the shares of Common Stock on the most recent date preceding such date on which such closing bid and asked prices are available on such over-the-counter market), or (iii) if the shares of Common Stock are not then listed on a national securities exchange or national market system or traded in an over-the-counter market, the price of a share of Common Stock as determined by the Committee in its discretion in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv), as well as any successor regulation or interpretation.

2.22  “Incentive Bonus Award” means an Award granted under Section 12 of the Plan.

2.23  “Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

2.24  “Israeli Option” means an any option that was intended to be granted and taxed pursuant to Section 3(i), Section 102(b)(2) or Section 102(b)(3) of Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time.

2.25  “Legacy Cyabra” has the meaning set forth in Section 1.

2.26  “Legacy Cyabra Plan” means the Legacy Cyabra’s 2020 Share Option Plan and its US addendum.

2.27  “Legacy Option” means an option (whether vested or unvested) that was outstanding under the Legacy Cyabra Plan immediately prior to the Effective Time.

2.28  “Legacy Participant” means a Person who was granted a Legacy Option.

2.29  “Merger Agreement” has the meaning set forth in Section 1.

2.30  “Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

2.31  “Other Cash-Based Award” means a contractual right granted to an Eligible Person under Section 13 hereof entitling such Eligible Person to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.32  “Other Stock-Based Award” means a contractual right granted to an Eligible Person under Section 13 representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions as are set forth in the Plan and the applicable Award Agreement.

2.33  “Outside Director” means a director of the Board who is not an employee of the Company or a Subsidiary.

2.34  “Participant” means any Eligible Person who holds an outstanding Award under the Plan, including any Person who is awarded a Replacement Option pursuant to Section 5.3.

2.35  “Person” shall mean, unless otherwise provided, any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Common Stock, such partnership, limited partnership, syndicate or group shall be deemed a “Person”.

2.36  “Performance Goals” shall mean performance goals established by the Committee as contingencies for the grant, exercise, vesting, distribution, payment and/or settlement, as applicable, of Awards.

2.37  “Performance Shares” means a contractual right granted to an Eligible Person under Section 10 hereof representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.38  “Performance Unit” means a contractual right granted to an Eligible Person under Section 11 hereof representing a notional dollar interest as determined by the Committee to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.39  “Plan” means this Cyabra, Inc. 2024 Omnibus Equity Incentive Plan, as it may be amended from time to time.

2.40  “Replacement Option” means an Option that is issued under the Plan to a Participant in accordance with the terms of the Merger Agreement in substitution of a Legacy Option.

2.41  “Reporting Person” means an officer, director or greater than ten (10) percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

2.42  “Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

2.43  “Restricted Stock Unit Award” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.44  “Securities Act” means the Securities Act of 1933, as amended.

2.45  “Stock Appreciation Right” or “SAR” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, upon the exercise of such right, in such amount and at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.46  “Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.47  “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.	Administration

3.1 Committee Members. The Plan shall be administered by the Committee; provided that the entire Board may act in lieu of the Committee on any matter, subject to Section 16b-3 Award requirements referred to in Section 2.9 of the Plan. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or employees of the Company or its Subsidiaries.

3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, including without limitation to determine, add, cancel, waive, amend or otherwise alter any restrictions, terms or conditions of any Award, extend the post-termination exercisability period of any Stock Option and/or Stock Appreciation Right, and/or to institute and determine the terms and conditions of an Exchange Program; provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent (for purposes of the foregoing, any action that causes an Incentive Stock Option to be treated as a Nonqualified Stock Option shall not be considered to have adversely affected a Participant’s rights). The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3 No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan or any Award or Award Agreement.  The Company and its Subsidiaries shall pay or reimburse any member of the Committee, as well as any other Person who takes action on behalf of the Plan, for all reasonable expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Company with respect to the Plan.  The Company and its Subsidiaries may, but shall not be required to, obtain liability insurance for this purpose.

4.	Shares Subject to the Plan

4.1 Plan Share Limitation.

(a) Subject to adjustment pursuant to Section 4.3 and any other applicable provisions hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be __________ shares.

(b) The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first day of each fiscal year of the Company commencing immediately following the Effective Date and on the first day of each fiscal year of the Company thereafter (each an “Annual Adjustment Date”) until the Expiration Date (as defined in Section 17.2 of the Plan), in an amount equal to five percent (5.0%) of the total number of shares of Common Stock outstanding on business day immediately preceding the applicable Annual Adjustment Date. Notwithstanding the foregoing, the Board may act prior to each Annual Adjustment Date to provide that there shall be no increase in the share reserve upon such Annual Adjustment Date or that the increase in the share reserve for the Annual Adjustment Date shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(c) In addition to the number of shares of Common Stock reserved for issuance under the Plan pursuant to Sections 4.1(a) and (b) above, there is reserved for issuance under the Plan such number of Shares of Common Stock as are subject to Replacement Options. Shares of Common Stock subject to Replacement Options shall neither deplete nor replenish the number of shares of Common Stock reserved for issuance under the Plan pursuant to Sections 4.1(a) and (b) above, as such amounts may be adjusted pursuant to Section 4.1(e). The number of shares of Common Stock reserved under the Plan in respect of Replacement Options that are Incentive Stock Options shall be ___________.

(d) Subject to adjustment pursuant to Section 4.3 and any other applicable provisions hereof, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares of Common Stock reserved under Section 4.1(a).

(e) Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any Award payable in shares of Common Stock is forfeited, canceled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Awards settled in cash shall not count against the foregoing maximum share limitation. Shares of Common Stock that otherwise would have been issued upon the exercise of a Stock Option or SAR or in payment with respect to any other form of Award, but are surrendered in payment or partial payment of the exercise price thereof and/or taxes withheld with respect to the exercise thereof or the making of such payment, will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

4.2 Outside Director Limitation. Subject to adjustment as provided in Section 4.3, the grant date fair value (determined under U.S. generally accepted accounting principles) of Awards granted under the Plan to any Outside Director during any calendar year shall not exceed $500,000 (inclusive of any cash awards to an Outside Director for such year that are not made pursuant to the Plan); provided that in the case of a new Outside Director, such amount shall be increased to $1,000,000 for the initial year of the Outside Director’s term.

4.3 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof, (ii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, (iv) the performance measures or goals relating to the vesting of an Award, (v) the limits set forth in Section 4.2, and (vi) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

4.4 Inducement Awards; Mergers or Acquisitions. Shares of Common Stock may be issued as inducement awards and/or in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares of Common Stock available for issuance under the Plan.

5.	Participation and Awards

5.1 Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed appropriate by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 15.1 hereof.

5.3 Replacement Options. The Company shall as of the Effective Date issue Replacement Options to Legacy Participants in accordance with Section 3.2(a) of the Merger Agreement. Notwithstanding any other provision of this Plan to the contrary, the number of Shares to be subject to a Replacement Option and the other terms and conditions of each Replacement Option, including the exercise price or grant price, shall be determined by the Committee, in accordance with the terms of the Merger Agreement. Other than with respect to a Replacement Option resulting from the exchange of an Israeli Option, the exercise price and the number of shares of Common Stock covered by each Replacement Option shall be determined in a manner consistent with the requirements of Sections 409A and 422 of the Code and the applicable regulations promulgated thereunder so as to avoid the imposition of any additional taxes under Section 409A of the Code (and regulations issued thereunder) or the disqualification as an ISO of any Replacement Option that is intended to be an Incentive Stock Option.

5.4 Israeli Sub-Plan. The “2024 Israeli Sub-Plan” annexed hereto as Exhibit A is hereby incorporated herein by reference and shall apply with respect to Awards granted under the Plan to “Israeli Participants” as defined in the 2024 Israeli Sub-Plan as well as Replacement Options granted in substitution of an Israeli Option.

6.	Stock Options

6.1 Grant of Stock Option. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated, in the sole discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2 Exercise Price. The exercise price per share of a Stock Option shall be such price as is determined by the Committee and set forth in the Award Agreement, but shall be subject to the following:

(i) In the case of an Incentive Stock Option, except as provided by Section 6.6(d), the per share exercise price shall be no less than 100% of the Fair Market Value on the date of grant (unless granted to a 10% shareholder, in which case the per share exercise price shall be no less than 110% of the Fair Market Value on the date of grant);

(ii) In the case of a Nonqualified Stock Option, the per share exercise price shall be such price as is determined by the Administrator, provided that, if the per share exercise price is less than 100% of the Fair Market Value on the date of grant, it shall otherwise comply with all Applicable Laws, including Section 409A of the Code;

(iii)  The exercise price of an Israeli Option granted pursuant to the 2024 Israeli Sub-plan shall be determined by the Committee in accordance with the 2024 Israeli Sub-plan; and

(iv)  The exercise price of Replacement Options shall be determined in accordance with Section 3.2(a) of the Merger Agreement.

6.3 Vesting of Stock Options. The Committee shall in its sole discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. Unless otherwise provided by the Committee, no Stock Option shall provide for vesting or exercise earlier than one year after the Date of Grant. The requirements for vesting and exercisability of a Stock Option may be based on the Continuous Service of the Participant for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting or exercisability of any Stock Option at any time. The Committee, in its sole discretion, may allow a Participant to exercise unvested Nonqualified Stock Options, in which case the shares of Common Stock then issued shall be Restricted Stock having analogous vesting restrictions to the unvested Nonqualified Stock Options.

6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Continuous Service for any reason, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in Continuous Service. Notwithstanding the foregoing, unless an Award Agreement provides otherwise:

(a)  If a Participant’s Continuous Service terminates by reason of his or her death, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by such Participant’s estate or any Person who acquires the right to exercise such Stock Option by bequest or inheritance at any time in accordance with its terms for up to one (1) year after the date of such Participant’s death (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(b)  If a Participant’s Continuous Service terminates by reason of his or her Disability, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant or his or her personal representative at any time in accordance with its terms for up to one (1) year after the date of such Participant’s termination of Continuous Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(c)  If a Participant’s Continuous Service terminates for any reason other than death, Disability or Cause, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant up until ninety (90) days following such termination of Continuous Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such 90-day period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(d) To the extent that a Stock Option of a Participant whose Continuous Service terminates is not exercisable, such Stock Option shall be deemed forfeited and canceled on the ninetieth (90th) day after such termination of Continuous Service or at such earlier time as the Committee may determine.

6.5 Stock Option Exercise. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, and payment of the aggregate exercise price by certified or bank check, or such other means as the Committee may accept. As set forth in an Award Agreement or otherwise determined by the Committee, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made: (i) in the form of shares of Common Stock that have been held by the Participant for such period as the Committee may deem appropriate for accounting purposes or otherwise, valued at the Fair Market Value of such shares on the date of exercise; (ii) by surrendering to the Company shares of Common Stock otherwise receivable on exercise of the Option; (iii) by a cashless exercise program implemented by the Committee in connection with the Plan; (iv) subject to the approval of the Committee, by a full recourse, interest bearing promissory note having such terms as the Committee may, in its sole discretion, permit and/or (v) by such other method as may be approved by the Committee and set forth in an Award Agreement. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment of the exercise price and satisfaction of any applicable tax withholding pursuant to Section 16.5, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or shares of Common Stock, as applicable.

6.6 Additional Rules for Incentive Stock Options.

(a) Eligibility.  An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-1(h) of the Company or any Subsidiary.

(b) Annual Limits.  No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(c) Ten Percent Stockholders.  If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent (10%) or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (i) the Stock Option exercise price per share shall in no event be less than 110% of the Fair Market Value of the Common Stock on the date of such grant and (ii) such Stock Option shall not be exercisable after the expiration of five (5) years following the date such Stock Option is granted.

(d) Termination of Employment.  An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than three (3) months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one (1) year following death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to be necessary to comply with the requirements of Section 422 of the Code.

(e) Disqualifying Dispositions.  If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the Date of Grant or one (1) year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7.	Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

7.2 Base Price. The base price of a Stock Appreciation Right shall be determined by the Committee in its sole discretion; provided, however, that the base price for any grant of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.3.

7.3 Vesting Stock Appreciation Rights. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. Unless otherwise provided by the Committee, no Stock Appreciation Right shall provide for vesting or exercise earlier than one (1) year after the Date of Grant. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the Continuous Service of a Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time.

7.4 Term of Stock Appreciation Rights. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Appreciation Right may be exercised, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. A Stock Appreciation Right may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Continuous Service for any reason, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 7 or in an Award Agreement, as such agreement may be amended from time to time upon authorization of the Committee, no Stock Appreciation Right may be exercised at any time during the term thereof unless the Participant is then in Continuous Service.

7.5 Payment of Stock Appreciation Rights. Subject to such terms and conditions as shall be specified in an Award Agreement, a vested Stock Appreciation Right may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company and payment of any exercise price. Upon the exercise of a Stock Appreciation Right and payment of any applicable exercise price, a Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised. Payment of the amount determined under the immediately preceding sentence may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements set forth in Section 16.5. If Stock Appreciation Rights are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

8.	Restricted Stock Awards

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award. If any dividends or distributions are paid in stock while a Restricted Stock Award is subject to restrictions under Section 8.3 of the Plan, the dividends or other distributions shares shall be subject to the same restrictions on transferability as the shares of Common Stock to which they were paid unless otherwise set forth in the Award Agreement. The Committee may also subject the grant of any Restricted Stock Award to the execution of a voting agreement with the Company or with any Affiliate of the Company.

8.2 Vesting Requirements. The restrictions imposed on shares of Common Stock granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Upon vesting of a Restricted Stock Award, such Award shall be subject to the tax withholding requirement set forth in Section 16.5. The requirements for vesting of a Restricted Stock Award may be based on the Continuous Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting of a Restricted Stock Award at any time. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

8.3 Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant to whom a Restricted Stock Award is made shall have all rights of a stockholder with respect to the shares granted to the Participant under the Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company (directed to the Secretary thereof) and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.	Restricted Stock Unit Awards

9.1 Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each stock unit under a Restricted Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Restricted Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Restricted Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its sole discretion. If any dividend equivalents are paid while a Restricted Stock Unit Award is subject to restrictions under Section 9 of the Plan, the Committee may, in its sole discretion, provide in the Award Agreement for such dividend equivalents to immediately be paid to the Participant holding such Restricted Stock Unit Award or pay such dividend equivalents subject to the same restrictions on transferability as the Restricted Stock Units to which they relate.

9.2 Vesting of Restricted Stock Unit Awards. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to a Restricted Stock Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit Award may be based on the Continuous Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its sole discretion, accelerate the vesting of a Restricted Stock Unit Award at any time. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with rules established by the Committee.

9.3 Payment of Restricted Stock Unit Awards. A Restricted Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof as described in the Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Any cash payment of a Restricted Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, any Restricted Stock Unit, whether settled in Common Stock or cash, shall be paid no later than two-and-a-half (2 ½) months after the later of the calendar year or fiscal year in which the Restricted Stock Units vest. If Restricted Stock Unit Awards are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

10.	Performance Shares

10.1 Grant of Performance Shares. Performance Shares may be granted to any Eligible Person selected by the Committee. A Performance Share Award shall be subject to such restrictions and condition as the Committee shall specify. A Performance Share Award may be granted with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its sole discretion.

10.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3 Earning of Performance Shares. After the applicable time period has ended, the number of Performance Shares earned by the Participant over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its sole discretion, waive any performance or vesting conditions relating to a Performance Share Award.

10.4 Form and Timing of Payment of Performance Shares. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Shares shall be paid no later than two-and-a-half (2 ½) months following the later of the calendar year or fiscal year in which such Performance Shares vest. Any shares of Common Stock paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Shares are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

11.	Performance Units

11.1 Grant of Performance Units. Performance Units may be granted to any Eligible Person selected by the Committee. A Performance Unit Award shall be subject to such restrictions and condition as the Committee shall specify in a Participant’s Award Agreement.

11.2 Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, will determine the number of Performance Units that shall be settled and paid to the Participant.

11.3 Earning of Performance Units. After the applicable time period has ended, the number of Performance Units earned by the Participant, and the amount payable in cash, in shares or in a combination thereof, over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its sole discretion, waive any performance or vesting conditions relating to a Performance Unit Award.

11.4 Form and Timing of Payment of Performance Units. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Units shall be paid no later than two-and-a-half (2 ½) months following the later of the calendar year or fiscal year in which such Performance Units vest. Any shares of Common Stock paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

12.	Incentive Bonus Awards

12.1 Incentive Bonus Awards. The Committee, at its discretion, may grant Incentive Bonus Awards to such Participants as it may designate from time to time. The terms of a Participant’s Incentive Bonus Award shall be set forth in the Participant’s Award Agreement. Each Award Agreement shall specify such general terms and conditions as the Committee shall determine.

12.2 Incentive Bonus Award Performance Criteria. The determination of Incentive Bonus Awards for a given year or years may be based upon the attainment of specified levels of Company or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee. The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Bonus Award relates, to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

12.3 Payment of Incentive Bonus Awards.

(a) Incentive Bonus Awards shall be paid in cash or Common Stock, as set forth in a Participant’s Award Agreement. Payments shall be made following a determination by the Committee that the performance targets were attained and shall be made within two and one-half months after the later of the end of the fiscal or calendar year in which the Incentive Award is no longer subject to a substantial risk of forfeiture.

(b) The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

13.	Other Cash-Based Awards and Other Stock-Based Awards

13.1 Other Cash-Based and Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to a Participant, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. In addition, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

13.2 Value of Cash-Based Awards and Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee, in its sole discretion. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Other Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

13.3 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to Other Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or shares of Common Stock as the Committee determines.

14.	Change in Control

14.1 Effect of a Change in Control.

(a) The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied.

(b) Notwithstanding anything to the contrary set forth in the Plan, unless otherwise provided by an Award Agreement, upon or in anticipation of any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Stock Options and Stock Appreciation Rights held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Award and any other Award held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part; (iii) cancel any Stock Option or Stock Appreciation Right in exchange for a substitute option in a manner consistent with the requirements of Treasury Regulation. §1.424-1(a) or §1.409A-1(b)(5)(v)(D), as applicable (notwithstanding the fact that the original Stock Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units held by a Participant in exchange for restricted stock or performance shares of or stock or performance units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control; (vi) terminate any Award in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Change in Control (the “Change in Control Consideration”); provided, however that if the Change in Control Consideration with respect to any Option or Stock Appreciation Right does not exceed the exercise price of such Option or Stock Appreciation Right, the Committee may cancel the Option or Stock Appreciation Right without payment of any consideration therefor; and/or (vii) take any other action necessary or appropriate to carry out the terms of any definitive agreement controlling the terms and conditions of the Change in Control. Any such Change in Control Consideration may be subject to any escrow, indemnification and similar obligations, contingencies and encumbrances applicable in connection with the Change in Control to holders of Common Stock. Without limitation of the foregoing, if as of the date of the occurrence of the Change in Control the Committee determines that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The Committee may cause the Change in Control Consideration to be subject to vesting conditions (whether or not the same as the vesting conditions applicable to the Award prior to the Change in Control) and/or make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

(c)  The Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same or similar post-closing purchase price adjustments, escrow terms, offset rights, holdback terms and similar conditions as the other holders of Common Stock, and (iii) execute and deliver such documents and instruments as the Committee may reasonably require for the Participant to be bound by such obligations. The Committee will endeavor to take action under this Section 14 in a manner that does not cause a violation of Section 409A of the Code with respect to an Award.

15.	General Provisions

15.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Continuous Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

15.2 Forfeiture Events/Representations. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Continuous Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation. Notwithstanding the foregoing, the confidentiality restrictions set forth in an Award Agreement shall not, and shall not be interpreted to, impair a Participant from exercising any legally protected whistleblower rights (including under Rule 21 of the Exchange Act). In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any “clawback” policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing condition.

15.3 No Assignment or Transfer; Beneficiaries.

(a) Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 15.3 to the contrary, the Committee may in its discretion provide in an Award Agreement that an Award in the form of a Nonqualified Stock Option, share-settled Stock Appreciation Right, Restricted Stock, Performance Share or share-settled Other Stock-Based Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

15.4 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued shares of Common Stock covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.3 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

15.5 Employment or Continuous Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in Continuous Service, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

15.6 Fractional Shares. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment.

15.7 Other Compensation and Benefit Plans. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

15.8 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries. In addition, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.9 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

15.10 No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

15.11 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee or the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board or Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

15.12 Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of the Participant’s services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

15.13 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

16.	Legal Compliance

16.1 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. All Common Stock issued pursuant to the terms of this Plan shall constitute “restricted securities,” as that term is defined in Rule 144 promulgated pursuant to the Securities Act, and may not be transferred except in compliance herewith and with the registration requirements of the Securities Act or an exemption therefrom. Certificates representing Common Stock acquired pursuant to an Award may bear such legend as the Company may consider appropriate under the circumstances.

16.2 Incentive Arrangement. The Plan is designed to provide an on-going, pecuniary incentive for Participants to produce their best efforts to increase the value of the Company. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is thus intended not to be a pension or welfare benefit plan that is subject to Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as not an employee benefit plan subject to ERISA.

16.3 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

16.4 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code or an exemption thereto, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in the event that any provision of the Plan or an Award Agreement is determined by the Committee, in its sole discretion, to not comply with the requirements of Section 409A of the Code or an exemption thereto, the Committee shall, in its sole discretion, have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary, regardless of whether such actions, interpretations, or changes shall adversely affect a Participant, subject to the limitations, if any, of applicable law. If an Award is subject to Section 409A of the Code, any payment made to a Participant who is a “specified employee” of the Company or any Subsidiary shall not be made before the date that is six (6) months after the Participant’s “separation from service” to the extent required to avoid the adverse consequences of Section 409A of the Code. For purposes of this Section 16.4, the terms “separation from service” and “specified employee” shall have the meanings set forth in Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

16.5 Tax Withholding.

(a) The Company shall have the power and the right to deduct or withhold, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements unless permitted by the Company and such additional withholding amount will not cause adverse accounting consequences and is permitted under Applicable Law.

(b) Subject to such terms and conditions as shall be specified in an Award Agreement, a Participant may, in order to fulfill the withholding obligation, (i) tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes; and/or (ii) utilize the broker-assisted exercise procedure described in Section 6.5 to satisfy the withholding requirements related to the exercise of a Stock Option.

(c) Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation, or (iii) such withholding would cause adverse accounting consequences for the Company.

16.6 No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other Person make any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any Participant or any other Person hereunder.

16.7 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.8 Stock Certificates; Book Entry Form. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, any obligation set forth in the Plan pertaining to the delivery or issuance of stock certificates evidencing shares of Common Stock may be satisfied by having issuance and/or ownership of such shares recorded on the books and records of the Company (or, as applicable, its transfer agent or stock plan administrator).

16.9 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

17.	Effective Date, Amendment and Termination

17.1 Effective Date. The Plan shall be effective upon the “Effective Time” as set forth in the Merger Agreement, provided that the Plan is approved by the requisite percentage of the holders of the Common Stock of the Company.

17.2 Amendment; Termination. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary; provided, however, that (a) no such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant, provided that no modification or amendment of any Incentive Stock Option shall require a Participant’s consent as a result of such modification or amendment causing such Incentive Stock Option (i) to become a Nonqualified Stock Option or (ii) to be considered granted as of the date of such modification or amendment pursuant to Section 424 of the Code and Treasury Regulations Section 1.424-1(e), (b) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (c) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares of Common Stock available for issuance under the Plan, or (ii) changes the persons or class of persons eligible to receive Awards. The Plan will continue in effect until terminated in accordance with this Section 17.2; provided, however, that no Award will be granted hereunder on or after the 10th anniversary of the date of the Plan’s initial adoption by the Board (the “Expiration Date”); but provided further, that Awards granted prior to such Expiration Date may extend beyond that date.

INITIAL BOARD APPROVAL: ______________, 2024

INITIAL STOCKHOLDER APPROVAL: _________________, 2024

EXHIBIT A

2024 ISRAELI SUB-PLAN

TO THE CYABRA, INC. 2024 OMNIBUS EQUITY INCENTIVE PLAN

1.	SPECIAL PROVISIONS FOR PARTICIPANTS IN ISRAEL

1.1 This 2024 Israeli Sub-Plan (the “Sub-Plan”) to the Cyabra, Inc. 2024 Omnibus Equity Incentive Plan (the “Plan”) is made in accordance with Sections 5.4 and 15.9 of the Plan. This Sub-Plan was approved by Cyabra, Inc. (the “Company”).

1.2 The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes or are otherwise subject to taxation in Israel with respect to Awards.

1.3 This Sub-Plan applies with respect to Awards granted under the Plan. The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with the tax, securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Sub-Plan, all grants made pursuant to this Sub-Plan shall be governed by the terms of the Plan. This Sub-Plan is applicable only to grants made after the date of its adoption. This Sub-Plan complies with, and is subject to, the ITO and Section 102.

1.4 The Plan and this Sub-Plan shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall govern.

2.	DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions shall apply to grants made pursuant to this Sub-Plan:

“3(i) Award” means an Award, which is subject to taxation pursuant to Section 3(i) of the ITO, which has been granted to any person who is not an Eligible 102 Participant.

“102 Capital Gains Track” means the tax route set forth in Section 102(b)(2) and 102(b)(3) of the ITO pursuant to which all or a part of the income resulting from the sale of Shares is taxable as a capital gain.

“102 Capital Gains Track Award” means a 102 Trustee Award qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax route set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares derived from Awards is taxed as ordinary income.

“102 Ordinary Income Track Award” means a 102 Trustee Award qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Award” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes both 102 Capital Gains Track Awards and 102 Ordinary Income Track Awards.

“Affiliate” for the purpose of grants made under this Sub-Plan, means any Affiliate (as such term is defined by the Plan) that is an “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined in Section 32(9) of the ITO, currently defined as an individual who prior to the grant or as a result of the grant, exercise or settlement of any Award, holds or would hold, directly or indirectly, in his/her name or with a relative (as defined in the ITO) (i) 10% of the outstanding share capital of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profits” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Deposit Requirements” shall mean with respect to a 102 Trustee Award, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Award. As of the time of approval of this Sub-Plan, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Awards require that the Trustee be provided with (a) the resolutions approving Awards intended to qualify as 102 Capital Gains Track Awards within 45 calendar days of the date of the Committee’s approval of such Award, including full details of the terms of the Awards, and (b) a copy of the Award Agreement executed by the Eligible 102 Participant and/or Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Award within 90 calendar days of the Committee’s approval of such Award.

“Election” means the Company’s or its Affiliate’s choice of the type of 102 Trustee Awards it shall make under the Plan (as between 102 Capital Gains Track Awards or 102 Ordinary Income Track Awards), as filed with the ITA.

“Eligible 102 Participant” means a Participant who is a person employed by the Company or its Affiliates, including an individual who is serving as a director (as defined in the ITO) or an office holder (as defined in the ITO), who is not a Controlling Shareholder.

“Israeli Fair Market Value” shall mean with respect to 102 Capital Gains Track Awards only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system, or if the Company’s shares shall be registered for trading within ninety (90) days following the date of grant, the Fair Market Value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israel Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Award” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Awards, during which Awards granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Sub-Plan, the Required Holding Period for 102 Capital Gains Track Awards is 24 months from the date of grant of the Award.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax Ordinance (Number 147), 2005.

“Shares” shall mean shares of Common Stock (as such term is defined by the Plan).

“Trust Agreement” shall mean the trust agreement entered into between the Trustee and the Company.

“Trustee” means a person or entity designated by the Committee to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3.	TYPES OF AWARDS AND SECTION 102 ELECTION

3.1 Awards made as 102 Trustee Awards shall be made pursuant to either (a) Sections 102(b)(2) and 102(b)(3) of the ITO as 102 Capital Gains Track Awards or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Awards. The Company’s Election regarding the type of 102 Trustee Award it chooses to make shall be filed with the ITA. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Award that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Awards to Eligible 102 Participants at any time.

3.2 Eligible 102 Participants may receive only 102 Trustee Awards or Non-Trustee Awards under this Sub-Plan. Participants who are not Eligible 102 Participants may be granted only 3(i) Awards under this Sub-Plan.

3.3 Other than with respect to Replacement Options, no 102 Trustee Awards may be made effective pursuant to this Sub-Plan until 30 days after the date the requisite filings required by the ITO and the Rules, including the filing of the Plan and Sub-Plan, have been made with the ITA.

3.4 The Award Agreement shall indicate whether the grant is a 102 Trustee Award, a Non-Trustee Award or a 3(i) Award; and, if the grant is a 102 Trustee Award, whether it is a 102 Capital Gains Track Award or a 102 Ordinary Income Track Award.

4.	TERMS AND CONDITIONS OF 102 TRUSTEE GRANTS

4.1 Each 102 Trustee Award shall be deemed granted on the date approved by the Committee and stated in a written or electronic notice by the Company, provided that its qualification as a 102 Trustee Award shall be dependent upon the Company’s and the Trustee's compliance with any applicable requirements set forth by the ITA with regard to such grants.

4.2 Notwithstanding anything to the contrary in the Plan, each 102 Trustee Award granted to an Eligible 102 Participant and each Share acquired pursuant to a 102 Trustee Award shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA). After termination of the Required Holding Period, the Trustee may release such Awards and any Shares issued with respect to such Award, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Awards or shares issued with respect to the 102 Trustee Awards prior to the full payment of the Eligible 102 Participant’s tax liabilities.

4.3 Each 102 Trustee Award shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Award and shall prevail over any term contained in the Plan, this Sub-Plan or Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals of the ITA not expressly specified in this Sub-Plan or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Award shall comply with the ITO and the terms and conditions of the Trust Agreement. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102. With respect to 102 Capital Gain Track Awards, to the extent that the Shares are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the ITO and the Israeli Fair Market Value shall apply with respect to the Israeli tax rate applicable to such Awards.

4.4 During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Awards and Shares received subsequently following any realization of rights derived from Awards or Shares (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable Award Agreement and applicable law. To avoid doubt such sale or release during the Required Holding Period shall result in different tax ramifications to the Eligible 102 Participant under Section 102 and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the Required Holding Period).

4.5 In the event a stock dividend is declared and/or additional rights are granted with respect to Shares which derive from Awards granted as 102 Trustee Awards, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such stock dividend and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant in accordance with the Plan after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

4.6 If an Award granted as a 102 Trustee Award is exercised/settled during the Required Holding Period, the Shares issued upon such exercise/settlement shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant (or be subject to a supervisory trustee arrangement if approved by the ITA). If such an Award is exercised or settled after the Required Holding Period ends, the Shares issued upon such exercise or settlement shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA), or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan, this Sub-Plan and the applicable Award Agreement.

4.7 To avoid doubt: (i) notwithstanding anything to the contrary in the Plan, including without limitation Sections 6.5, 9.3 and 12.3, payment upon exercise or purchase of Awards granted under the 102 Capital Gains Track, may only be paid by cash or check, and not by recourse interest bearing promissory notes, surrender of Shares, reduction of Shares pursuant to a cashless exercise or other forms of payment, unless and to the extent permitted under Section 102 and as authorized by the ITA or the prior approval of the ITA is obtained (as applicable); (ii) notwithstanding anything to the contrary in the Plan, early exercise provisions shall not apply to Grants granted under the 102 Capital Gains Track; (iii) notwithstanding anything to the contrary in the Plan, including without limitation Sections 3.2, 4.3 and 9.1 thereof, certain adjustments and amendments to the terms of Awards granted under the 102 Capital Gains Track, including pursuant to recapitalization events, dividend equivalents, Exchange Programs, dividend adjustments, repricings and so forth, may disqualify the Awards from benefitting from the tax benefits under the 102 Capital Gains Track, unless and to the extent permitted under Section 102 and as authorized by the ITA or the prior approval of the ITA is obtained (as applicable); (iv) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track which are subject to Performance Goals must include objective milestones as the Performance Goals and must clearly define the maximum number of Shares to be issued upon vesting of the Award; (v) notwithstanding anything to the contrary in the Plan, Stock Appreciation Rights may not be granted under the 102 Capital Gains Track unless permitted under Section 102 and as authorized by the ITA (as applicable); (vi) notwithstanding anything to the contrary in the Plan, the Company and/or the Trustee may require actual written signatures on certain documents for compliance with Section 102 requirements; (vii) notwithstanding anything to the contrary in the Plan, including without limitation Section 15.2 thereof, implementation of a “clawback” or forfeiture policy with respect to Awards granted under the 102 Capital Gains Track is subject to compliance with the requirements of Section 102 except to the extent that such “clawback” or forfeiture policy is necessary in order to comply with Applicable Law, including without limitation the listing requirements of any exchange on which the Company’s Common Stock is traded; and (viii) notwithstanding anything to the contrary in the Plan, Awards granted under the 102 Capital Gains Track may only be settled in Shares and not in cash.

4.8 Any Award granted under the 102 Capital Gains Track is meant to comply in full with the terms and conditions of Section 102 and the requirements of the ITA, and therefore the Plan and the Sub-Plan are to be read such that they comply with the requirements of Section 102. Should any provision in the Plan and/or the Sub-Plan disqualify the Plan and/or the Sub-Plan and/or any Award granted under Section 102 Capital Gain Track granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall not apply to such Awards and the underlying Shares unless the ITA provides approval of compliance with Section 102.

5.	ASSIGNABILITY

As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6.	TAX CONSEQUENCES

6.1 Any tax consequences arising from the grant, vesting, exercise or settlement of any Award, from the payment for Shares or the acquisition of Shares issued upon the exercise, vesting or settlement (as applicable) of the Award, from the sale or disposition of any Shares covered by an Award, or from any other event or act (of the Company and/or its Affiliates and/or the Trustee and/or the Participant) hereunder (including without any limitation any taxes and compulsory payments, such as National Insurance Institute and health tax payments), shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

6.2 The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise, vesting, settlement, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; and/or (ii) requiring the Participant to pay to the Company or any of its Affiliates the amount so required to be withheld; and/or (iii) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (iv) causing the exercise and sale of any Awards or Shares held by on behalf of the Participant or selling a sufficient number of such Shares otherwise deliverable to the Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by applicable law or pursuant to the approval of the ITA. In addition, the Participant shall be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.3 The Company does not represent or undertake that an Award shall qualify for or comply with the requisites of any particular tax treatment (such as the 102 Capital Gains Track), nor shall the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company shall have no liability of any kind or nature in the event that, as a result of application of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed to not qualify for any particular tax treatment.

6.4 With respect to Non-Trustee Awards, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 and the Rules.

6.5 The Company and/or when applicable, the Trustee shall not be required to release any Share certificate to an Israeli Participant until all required payments have been fully made. In the event that the Company, or its Affiliates, or the Trustee, as applicable, is uncertain as to the sum of the full tax payment due or which is subject to withholding, the Company or the Trustee, as applicable, may refuse to release the Shares until such time as the ITA verifies the sum of the full tax payment which is due, and the Participants shall not have any claims in connection with such refusal. In addition, the Company shall not be obligated to honor the exercise, vesting or settlement of an Award by or on behalf of a Participant until all tax consequences (if any) arising from the exercise, vesting or settlement of such Award and/or sale or disposition of Shares and/or Award are resolved in a manner reasonably acceptable to the Company.

7.	SECURITIES LAWS

All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

*   *   *

Exhibit H

Form of Tax Declaration of Non-Israeli Holder of Company Options

Applicable only to holders of Company Options who are NOT Israeli residents

Holders of options to purchase ordinary shares of Cyabra Strategy Ltd. (the “Company”) who are (or were) employees or other service providers of a non-Israeli Subsidiary of the Company and who are not Israeli residents (collectively, the “Qualified Optionholders”) may be liable for Israeli income or capital gains tax on the consideration payable or otherwise deliverable for their Company Options and such consideration may be subject to the withholding of Israeli tax at source, unless appropriate declarations are made that will allow [Trailblazer Merger Corporation I] (“Parent”), IBI Trust Management, as Exchange Agent, and the Company and any of its subsidiaries, to refrain from withholding of Israeli tax at source (however such consideration may be subject to any non-Israeli deductions and withholding under applicable law). You are therefore requested to read this Tax Declaration carefully and complete it as applicable.

FAILURE TO COMPLETE THE FOLLOWING DECLARATION (INCLUDING CHECKING THE RELEVANT BOXES BELOW) MAY RESULT IN WITHHOLDING OF ISRAELI TAX AT SOURCE.

ANY UNAUTHORIZED MODIFICATION OF THE PROVISIONS OF THIS TAX DECLARATION MAY CAUSE THE INVALIDATION OF THIS DOCUMENT AND MAY RESULT IN WITHHOLDING OF ISRAELI TAX AT SOURCE.

PART I	Identification and Details of Qualified Optionholder
1. Name (please print full name):	2. Type of holder: ☐ Individual ☐ Other: __________________
2. Date of Birth:
3. Country (or Countries) of Residence for Tax Purposes during the Relevant Period (as defined in section A.2 below):
4. Countries of Citizenship (if applicable) (name all citizenships):
5. Taxpayer Identification or Social Security No. (if applicable):
6. Permanent Address (state, city, zip or postal code, street, house number, apartment number):
7. Mailing Address (if different from above):	8. Telephone Number (country code, area code and number):

H-1

PART II	Declaration by Non-Israeli Residents (see instructions)

By signing this form, I hereby declare that (if the statement is correct, mark “X” in the following box):

1. ☐   All of the options to purchase ordinary shares of the Company (the “Options”) held by me were granted solely in connection with my employment or engagement with the [___], a subsidiary of the Company (the “Subsidiary”) and I never was an employee or a service provider of the Company.

2. ☐    At all times since the grant of any of my Options and during the four-year period prior to such grant, and until the day of this Tax Declaration or the date of termination of my employment or engagement with the Subsidiary (the “Relevant Period”), I filed tax returns (if required under applicable law) and paid taxes in the country of my residency (if required under applicable law) (as provided in Item 2 of Part I).

3. ☐   At all times during the Relevant Period, I have not been a “resident of Israel” for tax purposes as defined in Section 1 of the Israeli Income Tax Ordinance (as defined in Schedule 1 attached hereto), which means, among other things, that at all times during the Relevant Period:

●   The State of Israel is and was not my permanent place of residence,

●   The State of Israel is and was not my place of residence or that of my immediate family,

●   My ordinary or permanent place of activity is and was NOT in the State of Israel and I do NOT have and did NOT have a permanent establishment in the State of Israel,

●   I do NOT and did NOT engage in an occupation in the State of Israel,

●   I do NOT and did NOT own a business or part of a business in the State of Israel,

●   I am NOT and was NOT insured by the Israeli National Insurance Institution,

●   I was NOT present (nor am I planning to be present) in Israel for 183 days or more in all tax years up until and including the 2024 tax year,

●   I was NOT present (nor am I planning to be present) in Israel for 30 days or more during any tax year, and the total period of my presence in Israel during this tax year and the two previous tax years is less than 425 days in total.

4. ☐    I was not granted the Options for any work or services that were performed in the State of Israel, and all work and/or services that were performed by me were performed in their entirety outside of Israel.

5. ☐    I will file tax returns (if required under applicable law) and pay taxes in the country of my residency (if required under applicable law) (as provided in Item 2 of Part I) in relation to payments I receive with respect to my Options.

PART III	Certification.

By signing this form, I also declare that:

●    I understood this form and completed it correctly and pursuant to the instructions.

●    I provided accurate, full and complete details in this form.

●    I am aware that providing false details constitutes a criminal offense.

●    I am aware that this form may be provided to the Israel Tax Authority, in case the Israel Tax Authority so requests, for purposes of audit or otherwise.

●   I am aware that Acquirer is relying on my declarations in this Form in order to determine my eligibility to a reduced withholding tax rate and that if such declarations are found to be false I will indemnify the Acquirer and anyone on its behalf for any direct or indirect damage caused to it as a result of such false declaration.

SIGN HERE	►

PRINT NAME	►

DATE	►

[Signature Page to Israeli Tax Declaration]

H-2

Schedule 1
Definitions to Tax Declaration of Non-Israeli Holder

“Resident of Israel for Israeli Tax Purposes”

Section 1 of the Israeli Income Tax Ordinance [New Version], 1961 (“Israeli Income Tax Ordinance”) defines a “resident of Israel” or a “resident” as follows:

“(A)	with respect to an individual – a person whose center of vital interests is in Israel; for this purpose, the following provision will apply:

(1)	in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including:

(a)	place of permanent home;

(b)	place of residential dwelling of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d)	place of the individual’s active and substantial economic interests;

(e)	place of the individual’s activities in organizations, associations and other institutions;

(2)	the center of vital interests of an individual will be presumed to be in Israel if:

(a)	the individual was present in Israel for 183 days or more in the tax year;

(b)	the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more;

For the purposes of this provision, “day” includes a part of a day.

(3)	the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer.

(B)	with respect to a body of persons – a body of persons which meets one of the following:

(1)	it was incorporated in Israel;

(2)	the control and management of its business are exercised in Israel...”

H-3